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                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER



                          dated as of January 3, 1998


                                  by and among


                              LA QUINTA INNS, INC.
                              a Texas corporation,


                             MEDITRUST CORPORATION
                            a Delaware corporation,

                                      and

                          MEDITRUST OPERATING COMPANY
                             a Delaware corporation


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





                               TABLE OF CONTENTS


I.       THE MERGER
              1.01     The Merger..........................................................................................2
              1.02     Closing.............................................................................................2
              1.03     Effective Time......................................................................................2
              1.04     Effects of the Merger...............................................................................2
              1.05     Certificate of Incorporation and Bylaws.............................................................2
              1.06     Boards, Committees and Officers.....................................................................2
              1.07     Subscription Agreement..............................................................................3
              1.08     Subscribed Shares...................................................................................3
              1.09     Reservation of Right to Revise Transaction..........................................................3
              1.10     Distribution of Earnings and Profits................................................................4

II.      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
         CONSTITUENT CORPORATIONS;  EXCHANGE OF CERTIFICATES

              2.01     Effect on Capital Stock.............................................................................4
              2.02     Exchange of Certificates............................................................................7
              2.03     Company Stock Plans................................................................................11

III.     REPRESENTATIONS AND WARRANTIES
              3.01     Representations and Warranties of the Company......................................................13
              3.02     Representations and Warranties of RECO and OPCO....................................................25

IV.      COVENANTS RELATING TO CONDUCT OF BUSINESS
              4.01     Conduct of Business................................................................................38
              4.02     No Solicitation....................................................................................43
              4.03     The Company's Accumulated and Current Earnings and Profits.........................................44

V.       ADDITIONAL COVENANTS

              5.01     Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders
                       Meetings...........................................................................................45
              5.02     Access to Information; Confidentiality.............................................................46
              5.03     Regulatory Filings.................................................................................46
              5.04     Reasonable Efforts and Cooperation.................................................................47
              5.05     Employee Benefit Matters...........................................................................48
              5.06     Fees and Expenses..................................................................................49
              5.07     Public Announcements...............................................................................52
              5.08     Affiliates; Etc....................................................................................52
              5.09     Listing of Paired Shares.  ........................................................................53

                                      (i)

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
              5.10     Shareholder Litigation.............................................................................53
              5.11     Tax Treatment......................................................................................53
              5.12     Indemnification, Exculpation and Insurance.........................................................53
              5.13     Ownership Restrictions.............................................................................54
              5.14     Termination of Stock Purchase Plan.................................................................54
              5.15     Private Letter Ruling..............................................................................54
              5.16     Reorganization.....................................................................................55
              5.17     Retirement of Debt.................................................................................55
              5.18     Consents...........................................................................................56

VI.      CONDITIONS PRECEDENT

              6.01     Conditions to Each Party's Obligation To Effect the Merger.........................................56
              6.02     Conditions to Obligations of RECO and OPCO.........................................................57
              6.03     Conditions to Obligation of the Company............................................................58
              6.04     Frustration of Closing Conditions..................................................................59

VII.     TERMINATION, AMENDMENT AND WAIVER

              7.01     Termination........................................................................................59
              7.02     Effect of Termination..............................................................................60
              7.03     Amendment..........................................................................................60
              7.04     Extension; Waiver..................................................................................61
              7.05     Procedure for Termination, Amendment, Extension or Waiver..........................................61

VIII.    GENERAL PROVISIONS

              8.01     Nonsurvival of Representations and Warranties......................................................61
              8.02     Notices............................................................................................61
              8.03     Certain Definitions................................................................................62
              8.04     Interpretation.....................................................................................63
              8.05     Counterparts.......................................................................................63
              8.06     Entire Agreement; No Third-Party Beneficiaries.....................................................63
              8.07     Governing Law......................................................................................64
              8.08     Assignment.........................................................................................64
              8.09     Enforcement........................................................................................64


                                      (ii)

                             INDEX OF DEFINED TERMS


1984 Option Plan............................................................................................2.03(a)
Adjusted E&P Distribution...................................................................................2.01(d)
Affected Employees..........................................................................................5.05(b)
Alternative Transaction.....................................................................................5.06(b)
Applicable Amount...........................................................................................2.03(d)
Articles of Merger.............................................................................................1.03
Assumed Option..............................................................................................2.03(c)
Awards......................................................................................................2.03(a)
Benefit Plans...............................................................................................3.02(a)
Cash Consideration..........................................................................................2.01(c)
Certificate.................................................................................................2.01(b)
Closing........................................................................................................1.02
Closing Date...................................................................................................1.02
Code.......................................................................................................Preamble
Company....................................................................................................Preamble
Company Benefit Plans.......................................................................................3.01(p)
Company Common Stock.......................................................................................Preamble
Company MAE.................................................................................................3.01(a)
Company/OPCO Subscription Agreement............................................................................1.07
Company Properties..........................................................................................3.01(q)
Company SEC Documents.......................................................................................3.01(e)
Company Shareholder Approval................................................................................3.01(i)
Company Shareholder Meeting.................................................................................5.01(b)
Company Stock Options.......................................................................................3.01(c)
Company Stock Plans.........................................................................................2.03(a)
Company Takeover Proposal......................................................................................4.02
Company Termination Fee.....................................................................................5.06(b)
Development Properties......................................................................................4.01(a)
DGCL...........................................................................................................1.01
DOJ.........................................................................................................5.03(a)
E&P.........................................................................................................3.01(o)
E&P Distribution...............................................................................................1.10
Effective Time.................................................................................................1.03
Electing Share..............................................................................................2.01(c)
Election Deadline...........................................................................................2.10(e)
Encumbrances................................................................................................3.01(q)
Environmental Laws..........................................................................................3.01(e)
Equity Participation Plan...................................................................................2.03(a)
ERISA.......................................................................................................3.01(p)
Escrow Agent................................................................................................5.06(b)
Escrow Agreement............................................................................................5.06(b)

                                     (iii)

Excess Shares...............................................................................................2.02(e)
Exchange Act...................................................................................................3.01
Exchange Agent..............................................................................................2.02(a)
Exchange Fund...............................................................................................2.02(a)
Exchange Ratio..............................................................................................2.01(d)
Form of Election............................................................................................2.01(e)
Form S-4....................................................................................................3.01(f)
Former Employees............................................................................................5.05(c)
FTC.........................................................................................................5.03(a)
Governmental Entity.........................................................................................3.01(d)
Hazardous Materials.........................................................................................3.01(v)
HSR Act.....................................................................................................3.01(d)
Incentive Plan Award........................................................................................2.03(a)
Incurrence..................................................................................................4.01(b)
Intellectual Property Rights...............................................................................3.01 (w)
IRS.........................................................................................................3.01(o)
Joint Proxy Statement.......................................................................................3.01(d)
Law.........................................................................................................3.01(d)
Liens.......................................................................................................3.01(b)
Maximum Cash Consideration Per Share........................................................................2.01(c)
Maximum Cash Shares.........................................................................................2.01(f)
Measurement Date............................................................................................2.01(d)
Meeting Price Date..........................................................................................2.01(d)
Merger Consideration........................................................................................2.01(d)
Merger.....................................................................................................Preamble
Merrill Lynch...............................................................................................3.01(k)
Non-Electing Share..........................................................................................2.01(d)
NYSE.......................................................................................................Preamble
OPCO.......................................................................................................Preamble
OPCO Common Stock..........................................................................................Preamble
OPCO Preferred Stock........................................................................................3.02(c)
OPCO Series Stock...........................................................................................3.02(c)
Option......................................................................................................2.03(a)
Order.......................................................................................................3.01(d)
Other Interests.............................................................................................3.01(r)
Paired Shares..............................................................................................Preamble
Principle Shareholders.....................................................................................Preamble
Private Transaction.........................................................................................5.06(b)
Property Restrictions.......................................................................................3.01(q)
REA Agreement...............................................................................................3.01(q)
RECO.......................................................................................................Preamble
RECO Common Stock..........................................................................................Preamble
RECO Companies.............................................................................................Preamble
RECO Disclosure Schedules......................................................................................3.02
RECO Employee Stock Option..................................................................................3.02(c)

                                      (iv)

RECO MAE....................................................................................................3.02(a)
RECO/OPCO Shareholder Meetings..............................................................................5.01(c)
RECO/OPCO Shareholder Approvals.............................................................................3.02(i)
RECO Owned Properties.......................................................................................3.02(v)
RECO Plans..................................................................................................5.05(a)
RECO Preferred Stock........................................................................................3.02(c)
RECO SEC Documents..........................................................................................3.02(e)
RECO Series Stock...........................................................................................3.02(c)
RECO Stock Plans............................................................................................3.02(c)
Regular RECO Quarterly Dividends............................................................................3.02(g)
REIT Requirements..........................................................................................3.02 (a)
Representation Date.........................................................................................3.01(c)
Restricted Shares...........................................................................................2.03(a)
Salomon Smith Barney........................................................................................3.02(j)
Santa Anita....................................................................................................3.02
SEC.........................................................................................................3.01(d)
Securities Act..............................................................................................3.01(e)
Shareholders Agreement.....................................................................................Preamble
Shares.........................................................................................................2.01
Shares Trust................................................................................................2.02(e)
Significant Environmental Liability.........................................................................3.01(v)
Stock Consideration.........................................................................................2.01(d)
Subscribed Shares..............................................................................................1.07
Surviving Corporation..........................................................................................1.01
Taxes.......................................................................................................3.01(o)
TBCA...........................................................................................................1.01
Termination Notice..........................................................................................2.01(d)
Third Party.................................................................................................5.06(b)
Total Cash Consideration....................................................................................2.01(f)
Trading Day.................................................................................................2.01(d)







                                      (v)

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of January 3, 1998, among La Quinta Inns, Inc., a Texas corporation (the "Company"), Meditrust Corporation, a Delaware corporation ("RECO"), and Meditrust Operating Company, a Delaware corporation ("OPCO" and, together with RECO, the "RECO Companies").

                                    RECITALS

                  A. The respective Boards of Directors of RECO, OPCO and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have therefore approved, the business combination transaction provided for herein in which the Company would merge with and into RECO, and wherein each issued and outstanding share of Common Stock, par value $0.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by RECO, OPCO or the Company will be converted into the right to receive the Merger Consideration (as herein defined) on the terms and subject to the conditions of this Agreement (the "Merger");

                  B. The parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger;

                  C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  D. Contemporaneously with the execution of this Agreement, the Company, RECO and certain other Persons (such other Persons, collectively, the "Principal Shareholders") have entered into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholders have agreed, among other things, to refrain from taking certain actions and RECO, OPCO and the Principal Shareholders have agreed, among other things, to take certain actions on the terms and subject to the conditions set forth in the Shareholders Agreement; and

                  E. The shares of common stock, par value $.10 per share, of RECO (the "RECO Common Stock") and the shares of common stock, par value $.10 per share, of OPCO (the "OPCO Common Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the New York Stock Exchange (the "NYSE").

                  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

I.       THE MERGER

         1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), the Company will be merged with and into RECO at the Effective Time. Following the Effective Time (as defined below), RECO will be the surviving corporation in the Merger (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of the Company in accordance with the TBCA and the DGCL.

         1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in
Article VI) will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto.

         1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file articles or a certificate of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA and the DGCL and will make all other filings or recordings required under the TBCA and the DGCL in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Texas Secretary of State and the Secretary of State of Delaware and the certificate of merger has been issued by the Texas Secretary of State, or at such subsequent date or time as RECO and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

         1.04 Effects of the Merger. The Merger will have the effects set forth in Article 5.06 of the TBCA and Section 259 of the DGCL.

         1.05 Certificate of Incorporation and Bylaws.

              (a) The Certificate of Incorporation, as amended, of RECO in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law (as herein defined).

              (b) The Bylaws, as amended, of RECO in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         1.06 Boards, Committees and Officers. The individuals serving as the members of the Board of Directors, committees of the Board of Directors (including chairmen thereof)

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and officers of RECO as of the Effective Time will serve as such for the
Surviving Corporation until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.

         1.07 Subscription Agreement. Immediately prior to the Closing, the Company, OPCO and RECO will enter into a contract in the form previously agreed to or as such contract may be changed by the parties hereto (the "Company/OPCO Subscription Agreement") pursuant to which consistent with this Agreement the Company will pay for, and OPCO will issue directly to the shareholders of the Company as part of the consideration to be paid to such shareholders in the Merger, a number of shares (the "Subscribed Shares") of OPCO Common Stock equal to the number of shares of RECO Common Stock to be issued to shareholders of the Company pursuant to the Merger; provided, however, that such Company/OPCO Subscription Agreement may be amended or modified in whole or in part in connection with any transaction contemplated by Section 1.09 or Section 5.15 hereof.

         1.08 Subscribed Shares. The parties acknowledge and agree that the Subscribed Shares will be issued in accordance with Sections 2.01(d) and (g) to the shareholders of the Company in connection with the Merger and will be paired with the RECO Common Stock issued in the Merger and that neither the Company nor RECO will at any time become a stockholder of OPCO.

         1.09 Reservation of Right to Revise Transaction. Notwithstanding anything to the contrary contained in this Agreement, RECO and OPCO may, in their sole discretion, but following a good faith consultation with the Company, at any time prior to the Effective Time, revise the method of effecting the Merger, which change may include the use of a merger subsidiary or other acquisition vehicle; provided, however, that (i) any breach of this Agreement and any inability of the Company to satisfy any condition to the Merger set forth in Section 6.02 of this Agreement arising solely as a result of such revised method of effecting the Merger shall not be deemed a breach or a failure of such condition to the consummation of the Merger, (ii) notwithstanding such revised method of effecting the Merger, RECO shall continue to remain liable hereunder for the satisfaction of any of its obligations hereunder that have been assigned pursuant to this Section 1.09, and (iii) such revised method of effecting the Merger shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code and the RECO Shares to be received by the Company Shareholders shall be received without recognition of gain or loss; provided, however, that the sale of any assets by the Company to OPCO, RECO or any of their respective affiliates which would enable RECO and OPCO to maximize the economic and tax advantages associated with the paired-share structure, including without limitation the transactions contemplated by and effected pursuant to Section 5.15 hereof, shall not be deemed to contravene clause (iii) of this sentence. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute, such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.



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



         1.10 Distribution of Earnings and Profits. In the event that all conditions precedent to the Closing set forth in Article VI have been satisfied, the Closing shall occur and immediately prior to the Effective Time RECO shall declare a dividend payable on its Common Stock (which dividend may be declared contingent upon the consummation of the Merger) in such amount as RECO determines is necessary as a result of the estimated undistributed earnings and profits of the Company at the Effective Time (the amount of such declared dividend per share of RECO Common Stock is hereinafter referred to as the "E&P Distribution"). The record date for such E&P Distribution shall be no sooner than fifteen (15) days and no later than forty-five (45) days after the Effective Time and the payment date for such E&P Distribution shall be no later than fifteen (15) days after such record date.


II.      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
         CONSTITUENT CORPORATIONS;  EXCHANGE OF CERTIFICATES

         2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock outstanding immediately prior to the Effective Time ("Shares"):

              (a) Cancellation of Treasury Stock and RECO-Owned Stock. Each Share that is owned by the Company or by any wholly owned Subsidiary of the Company, or by RECO or OPCO or any wholly owned Subsidiary of either of them, will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

              (b) Cancellation of Other Shares. Each Share, other than those described in Section 2.01(a), will no longer be outstanding and will automatically be canceled and retired and cease to exist and each holder of a certificate representing any such Share (a "Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any additional cash in lieu of fractional Paired Shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02, without interest.

              (c) Electing Shares. Subject to Sections 2.01(a), (f) and
(g), each Share with respect to which a Form of Election to receive cash has been properly made and not revoked pursuant to Section 2.01(e) will, at the Effective Time, be converted into, and the holder thereof will be entitled to receive therefor, $26.00 in cash (the "Maximum Cash Consideration Per Share"). The cash consideration payable with respect to each Electing Share is hereinafter referred to as the "Cash Consideration," and each Share with respect to which an election to be converted into cash is duly made as herein provided is herein referred to as an "Electing Share."

              (d) Non-Electing Shares. Each Share other than (1) an
Electing Share, and (2) a Share canceled in accordance with Section 2.01(a), is herein referred to as a "Non-Electing Share." Subject to Section 2.01(f), each Non-Electing Share and each Electing Share described in Section 2.01(g)(ii) will at the Effective Time be converted into the right to receive the number of Paired Shares (the "Exchange Ratio") determined as follows:

                  (i) If the Meeting Date Price is greater than $45.60, then the Exchange Ratio will equal the quotient of
                           (a) $28.36 minus the Adjusted E&P Distribution divided by (b) the Meeting Date Price.

                  (ii) If the Meeting Date Price is less than or equal to $45.60 but greater than or equal to $41.80, then the Exchange Ratio will equal (a) .6220 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.

                  (iii) If the Meeting Date Price is less than $41.80 but greater than or equal to $34.20, then the Exchange Ratio will equal the quotient of (a) $26.00 minus the Adjusted E&P Distribution divided by (b) the Meeting Date Price.

                  (iv) If the Meeting Date Price is less than $34.20 but greater than or equal to $30.40, then the Exchange Ratio will equal (a) .7602 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.

                  (v) If the Meeting Date Price is less than $30.40, then the Company will have the right to terminate this Agreement pursuant to Section 7.01(g) by giving written notice (the "Termination Notice") of its election to do so to RECO prior to 5:00 p.m., Boston time, on the second Trading Day after the Measurement Date; provided, however, that the Termination Notice will be deemed to be rescinded and will have no effect if, prior to 5:00 p.m., Boston time, on the second Trading Day following the date of delivery by the Company to RECO of such Termination Notice, RECO has given the Company written notice that it has exercised its right to make the Exchange Ratio equal to (A) the quotient of $23.11 divided by the Meeting Date Price minus (B) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price. If this subparagraph (v) applies, but the Company fails to give the Termination Notice by the time specified above, the Exchange Ratio will equal (a) .7602 minus
                           (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.

                  (vi) Notwithstanding anything to the contrary contained in Section 2.01(d)(v) above, if the Meeting Date Price is less than $28.50, the Company will have the right to terminate this Agreement pursuant to Section 7.01(g) by giving Termination Notice of its election to do so to RECO prior to 5:00 p.m., Boston time, on the second Trading Day after the Measurement Date. If this subparagraph
                           (vi) applies, but the Company fails to give the Termination Notice by the time specified above, the Exchange Ratio will equal (a) .7602 minus (b) the quotient of the Adjusted E&P Distribution divided by the Meeting Date Price.

         In determining the Exchange Ratio as provided above, the final number will be rounded to three decimal places, rounding up from .0005. In the event of any stock dividend or other stock distribution or a subdivision, combination or modification of RECO Common Stock or OPCO Common Stock with a record date after the date hereof and prior to the Effective Time, the Exchange Ratio will be equitably adjusted. For purposes of this Agreement, (a) the term "Meeting Date Price" means the average per share closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal or, if not reported thereby, by another authoritative source) for twenty (20) Trading Days randomly selected by a neutral independent accounting firm appointed by mutual agreement of the RECO Companies and the Company from the thirty (30) consecutive Trading Day period ending on the Trading Day (the "Measurement Date") immediately preceding the seventh Trading Day prior to the date on which the meeting of the Company's shareholders pursuant to Section 5.01(b) hereof is to be initially convened; (b) the term "Stock Consideration" means the consideration described in the second sentence of this Section 2.01(d); (c) the term "Merger Consideration" means the Cash Consideration and Stock Consideration; (d) the term "Trading Day" means a day on which the NYSE is open for trading; and (e) the term "Adjusted E&P Distribution" means the product of the Exchange Ratio multiplied by the E&P Distribution.

              (e) Form of Election. The Company will mail a form of election ("Form of Election") to all holders of record of Shares as of the record date of the Company Shareholder Meeting. In addition, the Company will use all reasonable efforts to make the Form of Election and Joint Proxy Statement available to all persons who become shareholders of the Company during the period between such record date and the third Trading Day prior to the date of the initial convening of the Company Shareholder Meeting. Any election to receive Cash Consideration contemplated by Section 2.01(c) hereof shall have been properly made only if the Exchange Agent has received at its designated office or offices, by 5:00 p.m., Boston time, on the Trading Day which is seven trading days prior to the date of the initial convening of the Company Shareholder Meeting (such time is hereinafter referred to as the "Election Deadline"), a Form of Election properly completed and accompanied by certificates representing the Shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election to receive Cash Consideration may be revoked only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all elections to receive Cash Consideration will automatically be revoked if the Exchange Agent is notified in writing by RECO and Company that the Merger has been abandoned. If an election to receive Cash Consideration is so revoked, the Certificates (or guarantees of delivery, as appropriate) for the Shares to which such election to receive Cash Consideration relates will be promptly returned to the person submitting the same to the Exchange Agent.

              (f) Limitations on Cash Payments. Anything in this Article II to the contrary notwithstanding, holders of Electing Shares will not be entitled to, and RECO will not be obligated in implementing Section 2.01(c) to pay, the Maximum Cash Consideration Per Share in respect of the number of Electing Shares that exceeds the Maximum Cash Shares. "Maximum Cash Shares" shall mean (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by a percentage equal to the quotient of (i) $6.75 minus the Company E&P Distribution, divided by (ii) $26.00, minus (B) the number of shares, if any, that RECO elects to purchase from shareholders prior to the Effective Time pursuant to the Shareholders Agreement. The amount of cash equal to the Maximum Cash Consideration Per Share times the Maximum Cash Shares is hereinafter referred to as the "Total Cash Consideration." The "Company E&P Distribution" shall mean the quotient of (A)
(i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus the Maximum Cash Shares, multiplied by (ii) the Adjusted E&P Distribution, divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

              (g) Proration of Electing Shares. In the event that the aggregate number of Electing Shares exceeds the Maximum Cash Shares, all Electing Shares will at the Effective Time be converted into the right to receive Merger Consideration in the following manner:

                  (i) The number of Electing Shares covered by each Form of Election to be converted into the right to receive the Cash Consideration will be determined by multiplying the number of Electing Shares covered by such Form of Election by a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the total number of Electing Shares, rounded down to the nearest whole Share; and

                  (ii) Each Electing Share not converted into the right to receive the Cash Consideration in accordance with Section 2.01(g)(i) will be converted into the right to receive the Stock Consideration and no longer considered to be an Electing Share.

         2.02 Exchange of Certificates.

              (a) Exchange Agent. Prior to the Effective Time, RECO and
OPCO will enter into an agreement with The First National Bank of Boston, N.A., the Company's Transfer Agent, or such other bank or trust company as may be designated by RECO, OPCO and the Company (the "Exchange Agent"), such agreement to provide that as of the Effective Time (i) RECO will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the shares of RECO Common Stock issuable pursuant to Section 2.01 in exchange for outstanding Shares, (ii) RECO will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, for exchange in accordance with this
Article II, cash in the amount of the Total Cash

Consideration, and simultaneously, (iii) OPCO will deposit, or will cause to be deposited, with the Exchange Agent, for exchange in accordance with this
Article II, through the Exchange Agent, a certificate representing the Subscribed Shares, to be paired with the shares of RECO Common Stock described in clause (i) above. The certificates for shares of RECO Common Stock and Subscribed Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) in lieu of any fractional Paired Shares and Cash Consideration, are hereinafter referred to as the "Exchange Fund."



              (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail or otherwise make available to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Shares converted into the right to receive the Merger Consideration pursuant to Section 2.01: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as RECO may specify consistent with this Agreement) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration and cash, if any, which such holder has the right to receive pursuant to the provisions of Sections 2.02(c) and (e), and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued or paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance or payment pays any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of RECO that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate in the Merger and cash, if any, pursuant to the provisions of Section 2.02(c) and (e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II, but all payments of cash, if any, which holders have the right to receive pursuant to the provisions of this Article II will be made in immediately available funds. Certificates surrendered for exchange by any person who is an "affiliate" of the Company for purposes of Rule 145, as such rule may be amended from time to time, under the Securities Act, will not be exchanged until RECO has received an agreement substantially in the form of Schedule 5.08(a) from such person.

              (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to RECO Common Stock or OPCO Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares will be paid pursuant to Section 2.02(e) to the holder of any unsurrendered Certificate with respect to the Paired Shares represented thereby, and all such dividends, other distributions and cash in lieu of fractional Paired Shares will be paid by RECO or OPCO to the Exchange Agent promptly after the Effective Time and will be included in the Exchange Fund, in each case in accordance with this
Article II. Subject to Section 2.02(f) and 2.02(g) hereof and to the effect of applicable escheat or similar Laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificates representing whole Paired Shares issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and which have been theretofore paid by RECO or OPCO with respect to such whole Paired Shares and the amount of any cash payable in lieu of fractional Paired Shares to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Paired Shares.

              (d) No Further Ownership Rights in Shares. All Paired Shares issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to RECO, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this
Article II.

              (e) No Fractional Shares.

                  (i) No certificates or scrip representing fractional Paired Shares will be issued upon the surrender for exchange of Certificates, no dividend or distribution of RECO will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of RECO.

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole Paired Shares delivered to the Exchange Agent by RECO and OPCO pursuant to
Section 2.02(a) over (B) the aggregate number of whole Paired Shares to be distributed to holders of Shares pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Subject to Section 2.02(e)(iv), following the Effective Time, the Exchange Agent will sell the Excess Shares, all in the manner provided in Section 2.02(e)(iii).

                  (iii)  The sale of the Excess Shares by the Exchange
Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the prior holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders entitled thereto (the "Shares Trust"). The Surviving Corporation will pay out of the Shares Trust all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Shares Trust to which each holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.


                  (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), RECO may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to cause to be paid to each holder of Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the average closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) over the 20 consecutive Trading Day period ending on the Measurement Date and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv). In no event will RECO be required to cause such payment to be funded prior to the Effective Time.

                  (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Shares subject to and in accordance with the terms of
Section 2.02(c).

              (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to RECO and OPCO, in accordance with RECO's instructions, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter submit their unsurrendered Certificates to, and look only to, RECO as a general unsecured creditor thereof for payment of their claim for Merger Consideration, any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares, in each case, without interest thereon.

              (g) No Liability. None of RECO, OPCO, the Company or the Exchange Agent will be liable to any Person in respect of any Paired Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or any Governmental Entity (as herein defined) pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional Paired Shares or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, cash, dividends or distributions in respect of such Certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

              (h) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by RECO, on a daily basis. Any interest and other income resulting from such investments will be paid to RECO (or OPCO to the extent of OPCO's cash contributions, if any, to the Exchange Fund).

              (i) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on Paired Shares or deliverable in respect thereof, pursuant to this Agreement.

              (j) Exchange of Certificates for Cash Consideration. Without limiting the generality or effect of any other provision hereof, the Exchange Agent will have discretion to determine whether or not elections to receive Cash Consideration have been properly made or revoked pursuant to this Article II with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive Cash Consideration was not properly made with respect to Shares, absent manifest error, such Shares will be treated by the Exchange Agent as, and for all purposes of this Agreement will be deemed to be, Non-Electing Shares at the Effective Time, and such Shares will be converted in the Merger into Stock Consideration pursuant to Section 2.01(d). The Exchange Agent will also make computations as to the allocation, proration and equitable adjustments contemplated by this Article II and any such computation will be, absent manifest error, conclusive and binding on the holders of Electing Shares pursuant to this Article II. The Exchange Agent may, with the mutual agreement of RECO and the Company, make such equitable changes in the procedures set forth herein for the implementation of the cash elections provided for in this
Article II as it determines to be necessary or desirable to effect fully such elections.

         2.03 Company Stock Plans.

              (a) The Company will take all actions necessary to provide that, upon the Effective Time, (i) each outstanding option (each, an "Option") to purchase Company Common Stock under the Company's Amended and Restated 1984 Stock Option Plan (the "1984 Option Plan"), the Company's 1997 Equity Participation Plan, as amended (the "Equity Participation Plan") or the Company's Non-Qualified Stock Option Plan of Gary L. Mead (the "Non-Qualified Stock Option Plan" and, together with the Equity Participation Plan and the

1984 Option Plan, the "Company Stock Plans"), (ii) each outstanding stock appreciation right, performance award or other award granted under the Company's Equity Participation Plan (each, an "Incentive Plan Award"), and
(iii) each outstanding share of restricted Company Common Stock issued under the Company's Equity Participation Plan ("Restricted Shares" and, together with Options and Incentive Plan Awards, "Awards"), whether or not then exercisable or vested, all of which Awards are listed in Section 2.03(a) of the Company Disclosure Schedule (as defined in Section 3.01), will become fully exercisable and vested.

              (b) As soon as practicable after the date hereof, the Company will deliver to holders of Awards appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans, the agreements evidencing the grants of such Awards and this Agreement. Holders of Options identified on Section 2.03(b) of the Company Disclosure Schedule will be entitled, at their election, to have any or all of their Options (i) assumed by RECO pursuant to and in accordance with Section 2.03(c) or (ii) canceled or repurchased pursuant to and in accordance with Section 2.03(d). All other Options will be canceled or repurchased pursuant to and in accordance with
Section 2.03(d).

              (c) At the Effective Time, the Company's obligations with respect to each Option for which the holder thereof has elected pursuant to the second sentence of Section 2.03(b) to be assumed by RECO (an "Assumed Option"), will be assumed by RECO. The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Plans (as the case may be) and related option or other grant agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were issued, provided that (i) all references to the Company will be deemed to be references to RECO, and all references to the Company Common Stock will be deemed to be references to Paired Shares, (ii) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of the Company Common Stock covered by the Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares, and (iii) the exercise price per share of Paired Shares under each Assumed Option will be equal to the exercise price per share of the Company Common Stock under the Assumed Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. Pursuant to this Agreement and in accordance with the Subscription Agreement, RECO will (A) reserve for issuance or hold the number of Paired Shares that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.03(c) and (B) promptly after the Effective Time issue to each holder of an outstanding Assumed Option a document evidencing the assumption by RECO of the Company's obligations with respect thereto under this Section 2.03(c).

              (d) Immediately prior to the Effective Time, each Option which is not an Assumed Option will be canceled or repurchased, as appropriate, and in consideration of such cancellation or repurchase, as the case may be, the Company will pay to the holder of each such Option an amount in respect thereof equal to the product of (i) the Applicable Amount, multiplied by (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes). The term "Applicable Amount" means the excess of (1) $26.00 over (2) the exercise price of each such Option.

              (e) At any time prior to the Effective Time, each Option that will not be assumed, canceled, or repurchased may be exercised in accordance with the terms of the Company Stock Plans (as the case may be), provided, however, that the Company, unless contractually obligated to do so, shall not
(i) allow a cashless exercise of any such Option, or (ii) accept from the holder of any such Option, a note or other instrument evidencing debt in exchange for the exercise price of such Option.

III.     REPRESENTATIONS AND WARRANTIES

         3.01 Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as herein defined) which have been filed with the SEC subsequent to December 31, 1996 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exclusive of any exhibits thereto and information incorporated therein by reference, the Company represents and warrants to RECO and OPCO as follows:

              (a) Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has all the requisite corporate, partnership or limited liability company power, as the case may be, and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement (any such effect, a "Company MAE"). The Company has delivered to RECO or its counsel prior to the execution of this Agreement true, complete and correct copies of its articles of incorporation and bylaws, as well as the organizational documents and partnership and joint venture agreements of each of its Subsidiaries, in each case as amended to date.

              (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule contains a list of all of the Significant Subsidiaries of the Company as of the date hereof. Except as set forth on Section 3.01(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

              (c) Capital Structure. The authorized capital stock of the Company consists of 200 Million Shares. At the close of business on the last business day immediately preceding the date hereof (the "Representation Date"),
(i) 77,137,118 Shares were issued and outstanding, (ii) 8,030,820 Shares were held by the Company in its treasury, and (iii) 11,967,960 Shares were reserved for issuance pursuant to the Company Stock Plans. Except as set forth above, at the close of business on the Representation Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. At the close of business on the Representation Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock option or other rights ("Company Stock Options") to purchase or receive Company Common Stock granted under the Company Stock Plans) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, of the number of shares of Company Common Stock subject to Company Stock Options. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Company Stock Plans and except as set forth on Section 3.01(c) of the Company Disclosure Schedule, as of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of the Company or any of its Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

              (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and the Shareholders Agreement, and, subject to the Company Shareholder Approval, to consummate the Merger and to perform all of the Company's obligations under this Agreement and the Shareholders Agreement. Prior to the date hereof, the Board of Directors of the Company unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement to which the Company is or will be a party as well as the Shareholders Agreement and the transactions contemplated thereby and resolved to recommend that the holders of Company Common Stock adopt this Agreement. The execution and delivery of this Agreement and the Shareholders Agreement by the Company and the performance by the Company of its obligations contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement, to Company Shareholder Approval. Each of this Agreement and the Shareholders Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in
Section 3.01(d) of the Company Disclosure Schedule and in Sections 1.09, 5.15 and 5.16 hereof, the execution and delivery of this Agreement and the Shareholders Agreement does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, breach or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) assuming Company Shareholder Approval in the case of this Agreement, the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order"), or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Company MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the performance of all of the Company's obligations under this Agreement except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholder Meeting (such proxy statement, together with the proxy statement relating to the RECO/OPCO Shareholder Meetings, in each case as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Secretary of State of Texas and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; and (5) such consents, approvals, Orders, authorizations, registrations, declarations or filings, the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a Company MAE. The Company does not maintain, nor is it party to, nor is it currently contemplating adopting, a shareholder rights plan or similar arrangement customarily known as a "poison pill."

              (e) SEC Documents; Undisclosed Liabilities. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document, as of the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and
(iii) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise), including liabilities arising under any Environmental Laws (as herein defined), which are required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

              (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by RECO in connection with the issuance of RECO Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Joint

Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by RECO specifically for inclusion or incorporation by reference in the Joint Proxy Statement or contained in any RECO SEC Documents (as herein defined) incorporated by reference in the Form S-4 or the Joint Proxy Statement.

              (g) Absence of Certain Changes or Events. Except (i) as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, (ii) for the transactions provided for herein or permitted by
Section 4.01(a), (iii) for liabilities incurred in connection with or as a result of this Agreement, and (iv) as set forth on Section 3.01(g) of the Company Disclosure Schedule, since September 30, 1997, the Company has conducted its business only in the ordinary course, and there has not been (1) any Company MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company stock, (3) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (4) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, (5) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents, (6) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, or (7) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company. For purposes of this Agreement, "key employee" means any employee (other than an employee whose responsibilities relate principally to a single hotel) whose current salary and targeted bonus exceeds $100,000 per annum. Section 3.01(g) of the Company Disclosure Schedule contains a true and complete list of all agreements or plans providing for termination or severance pay to any key employee.

              (h) Litigation. Except as described in the Company SEC Documents filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the Company pending or, to the Company's Knowledge, threatened, which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

              (i) Voting Requirements. The affirmative vote of two-thirds of the outstanding Shares entitled to vote thereon at the Company Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "Company Shareholder Approval"), to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

              (j) State Takeover Statutes. The Company Board has approved this Agreement, the Merger, the other transactions contemplated hereby and the execution of the Shareholders Agreement. Such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under, and the Company Board has taken all action necessary or advisable, so as to render inoperative with respect to the Merger and the performance of the Company's obligations contemplated by this Agreement and by the Shareholders Agreement, the provisions of Article 13.03 of the TBCA. No other takeover statutes, whether under the laws of Texas or otherwise, are applicable to the Merger, this Agreement or the transactions contemplated hereby.

              (k) Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co. ("Merrill Lynch"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to RECO true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

                  (l) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch to the effect that, as of the date thereof, the Consideration (as defined in such opinion) to be received by the holders of Company Shares pursuant to the Merger and the E&P Distribution is fair to the Company's shareholders from a financial point of view.

              (m) Ownership of Paired Shares. Neither the Company nor, to its Knowledge, any of its subsidiaries, directors, or executive officers or other affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any Paired Shares.

              (n) Compliance with Laws; Permits. Except as set forth in Section 3.01(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any Order or any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except such violations as could not reasonably be expected to have a Company MAE. Except as set forth in Section 3.01(n) of the Company Disclosure Schedule, the Company and its Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law or governmental regulations in connection with their business as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a Company MAE. None of such licenses, permits or authorizations shall be terminated or canceled as a result of the consummation of the transactions contemplated by this Agreement, except for those licenses, permits or authorizations the lack of which could not reasonably be expected to have a Company MAE.

              (o) Tax Matters. Except as, individually or in the aggregate, could not be reasonably expected to have a Company MAE (other than with respect to subsection (vi) below) and except as set forth in Section 3.01(o) of the Company Disclosure Schedule:

                  (i) The Company and each of its Subsidiaries has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be so paid prior to the date hereof and has made provision, in accordance with generally accepted accounting principles, for all Taxes owed or accrued through the date hereof;

                  (ii) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

                  (iii) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has not since January 1, 1994 entered into a closing agreement pursuant to Section 7121 of the Code;

                  (iv) The Company has not received written notice of any audit of any tax return filed by the Company, and the Company has not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Company and each of the Company's Subsidiaries since January 1, 1994 and all communications relating thereto since that date have been delivered to RECO or made available to representatives of RECO;

                  (v) The Company and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party; and

                  (vi) The Company estimates that as of September 30, 1997, the accumulated and current earnings and profits ("E&P") of the Company (as determined for federal income tax purposes) was not in excess of $325 million.

              (p) Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the "Company Benefit Plans"), except for such matters as, individually or in the aggregate, could not reasonably be expected to have a Company MAE, (a) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Company Benefit Plan or related trust, (b) each Company Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Company Benefit Plan have been timely made, (c) neither the Company nor any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) except as set forth on Section 3.01(p) of the Disclosure Schedule, all material contributions due and payable on or before the date hereof in respect of each Company Benefit Plan have been made in full and in proper form, (e) except as set forth on Section 3.01(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as set forth on
Section 3.01(p) of the Disclosure Schedule and, except as otherwise required under ERISA, the Code and applicable state Laws, no Company Benefit Plan currently or previously maintained by the Company or any of its Subsidiaries provides any post-retirement health or life insurance benefits, and neither the Company nor any of its Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Company Benefit Plan, and (h) except as set forth on Section 3.01(p) of the Disclosure Schedule, no benefit or amount payable or which may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which could not reasonably be expected to be deductible by reason of Section 280G of the Code.

              (q) Properties. All of the real estate properties owned or leased by the Company and each of its Subsidiaries as of the date hereof are listed in
Section 3.01(q) of the Company Disclosure Schedule. Each such property that is leased by the Company or one of its Subsidiaries is designated as a leased property in Section 3.01(q) of the Company Disclosure Schedule. The Company has no direct or indirect ownership interest in any real property as of the date hereof other than the properties owned by the Company and its Subsidiaries and set forth in Sections 3.01(s) and 3.01(q) of the Company Disclosure Schedule. The Company and each of its Subsidiaries own fee simple or leasehold title (each as indicated in Section 3.01(q) of the Company Disclosure Schedule) to each of the real properties identified in Section 3.01(q) of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such Encumbrances as, individually and in the aggregate, could not reasonably be expected to have a Company MAE. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions, (ii) Property Restrictions imposed or promulgated by Law or any governmental body or authority with respect to real property, including zoning regulations, that do not and as a consequence of the Merger will not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been, or will be prior to the Closing, delivered or made available to RECO), and (iv) mechanics', carriers', supplier's, workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the Merger will not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not and as a consequence of the Merger will not otherwise materially impair business operations conducted by the Company and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, valid policies of title insurance have been issued insuring the Company's or its applicable Subsidiary's fee simple (or leasehold to the extent disclosed in Section 3.01(q) of the Company Disclosure Schedule) title to each of the Company Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and the Company has no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is the Company or any of its Subsidiaries currently in default under any REA Agreement and the Company Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Company MAE; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued by any governmental authority; (C) there are no material structural defects relating to any of the Company Properties; (D) there is no Company Property whose building systems are not in working order in any material respect; and (E) there is no physical damage to any Company Property in excess of $750,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, the use and occupancy of each of the Company Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the Company has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Company Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Company Properties. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a Company MAE, following a casualty, each of the Company Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as otherwise could not reasonably be expected to have a Company MAE, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Company Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any Company Property. None of the Company Properties is subject to any contractual restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

              (r) Other Interests. Except for such Other Interests of the Company or any of its Subsidiaries that, individually or in the aggregate, could not reasonably be expected to have a Company MAE, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities) (collectively "Other Interests").

              (s) Related Party Transactions. The Company SEC Documents and/or the Company Disclosure Schedule disclose all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the Company, any member of the immediate family, spouse, grandchild or, to the Knowledge of the Company, any other relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Copies of all such documents have previously been provided or made available to RECO and its counsel.

              (t) Labor Matters. Except as would not reasonably be expected to have a Company MAE, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not reasonably be expected to have a Company MAE, as of the date hereof, neither the Company nor any of its Subsidiaries are the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

              (u) Contracts and Commitments. Neither the Company, nor any of its Subsidiaries, is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement
(i) required to be disclosed in, or filed as an exhibit to, the Company SEC Documents, or (ii) which will be required to be disclosed in or filed as an exhibit to the Company's Form 10-K for the period ending December 31, 1997 (a "Company Material Contract") that is not filed in the Company SEC Documents. All Company Material Contracts are valid, existing, in full force and effect, binding upon the Company or its Subsidiaries, as the case may be, in accordance with their terms, and the Company and its Subsidiaries are not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder nor, to the best knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

              (v) Environmental Matters. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, could not reasonably be expected to result in a Significant Environmental Liability (as hereinafter defined). As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection or health and safety. The Company has previously made available to RECO, or will provide to RECO within twenty days from the date hereof, copies of all documents concerning any environmental or health and safety matter adversely affecting the Company and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials (as defined below), spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants regulated under any Environmental Laws. Except as set forth in Section 3.01(v) of the Company Disclosure Schedule or disclosed in the Company SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability, there is no administrative or judicial enforcement proceeding, pending or to the Knowledge of the Company, threatened against the Company or Company Subsidiary under any Environmental Law. Except as set forth in Section 3.01(v) of its the Company Disclosure Schedule or disclosed in its SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability, neither the Company nor any Company Subsidiary or, to the best Knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs, property damage, fines, penalties or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the best knowledge of the Company, neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 3.01(v) of its Disclosure Schedule, and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a Significant Environmental Liability: (i) the Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action; (ii) to the best knowledge of the Company, there is no hazardous waste treatment, storage or disposal facility located at any of the real property owned or leased by the Company or any Company Subsidiary; and (iii) to the best Knowledge of the Company, no underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, are located at any of the real property owned or leased by the Company or any Company Subsidiary other than in compliance with applicable Environmental Laws.

         "Significant Environmental Liability" shall mean a liability of the Company or any of its Subsidiaries under any Environmental Law for response costs, property damages, natural resource damages, fines and penalties as defined under the Environmental Laws which, individually or in the aggregate, is reasonably expected to exceed $200 million. The term "Significant Environmental Liability" shall not include (i) any actual or potential threats of liability under any Environmental Law with respect to a potential liability identified solely due to the nature of the present or former use of any property surrounding the property owned by the Company or its Subsidiaries so long as the contamination is not on the Company's or such Subsidiary's Property), (ii) any liability for remedial activity not required to be performed pursuant to any Environmental Law, or (iii) any liability for which the Responsible Party is reasonably likely to be a party other than the Company or any of its Subsidiaries and for which such generator is a person who is a financially viable party capable of implementing required remedial work.

              (w) Intellectual Property. The Company and each of its Subsidiaries own or has the right to use all trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights, including without limitation the names "La Quinta Inns" and "La Quinta" (collectively, the "Intellectual Property Rights") as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except (other than in the case of the names "La Quinta Inns" and "La Quinta" where the failure to own or have the right to use such Intellectual Property Rights could not reasonably be expected to have a Company MAE. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of a third party other than any infringements that, individually or in the aggregate, could not reasonably be expected to have a Company MAE.

         3.02 Representations and Warranties of RECO and OPCO. Except as disclosed in the reports, schedules, forms, statements and other documents which have been filed with the SEC on or before November 5, 1997 by Meditrust Corporation prior to its merger with and into Santa Anita Enterprises, Inc. ("Santa Anita") pursuant to the Exchange Act or in the RECO SEC Documents (as defined herein), which have been filed with the SEC subsequent to December 31, 1996 pursuant to the Exchange Act, in each case, exclusive of any exhibits thereto and information incorporated therein by reference, the RECO Companies jointly and severally represent and warrant to the Company as follows:

              (a) Organization, Standing and Corporate Power. Each of the RECO Companies and each of their respective Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has all the requisite corporate, partnership or limited liability company or other power, as the case may be, and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The RECO Companies and each of their respective

Significant Subsidiaries are duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of the RECO Companies and their respective Subsidiaries, taken as a whole, or on the ability of the RECO Companies to perform any of their obligations under this Agreement (any such effect, a "RECO MAE"). The RECO Companies have delivered to the Company prior to the execution of this Agreement complete and correct copies of their respective articles of incorporation and bylaws, in each case as amended to date and have made available to the Company the articles of incorporation and bylaws (or comparable organizational documents) of each of their respective Subsidiaries, in each case as amended to date.

              (b) Subsidiaries. Section 3.02(b) of the RECO Disclosure Schedule lists all of the Significant Subsidiaries of the RECO Companies as of the date hereof. Except as set forth on Section 3.02(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens.

              (c) Capital Structure. The authorized capital stock of RECO consists of 306 million shares of capital stock including (i) 270 million shares of RECO Common Stock, (ii) 6 million shares of preferred stock, par value $.10 per share ("RECO Preferred Stock"), and (iii) 30 million shares of series common stock, par value $.10 per share ("RECO Series Stock"). The authorized capital stock of OPCO consists of 306 million shares of capital stock including (x) 270 million shares of OPCO Common Stock, (y) 6 million shares of preferred stock, par value $.10 per share ("OPCO Preferred Stock"), and (z) 30 million shares of series common stock, par value $.10 per share ("OPCO Series Stock"). At the close of business on December 23, 1997, (i) 88,969,888 paired shares of RECO Common Stock and OPCO Common Stock were issued and outstanding, (ii) no shares of RECO Preferred Stock and no shares of OPCO Preferred Stock were issued and outstanding, (iii) no shares of RECO Series Stock and no shares of OPCO Series Stock were issued and outstanding, (iv) no shares of RECO Common Stock and no shares of OPCO Common Stock were held by RECO or OPCO in their respective treasuries; provided, however, that, OPCO currently holds approximately 1.3 million shares of RECO Common Stock, (v) 5% of the issued and outstanding shares of RECO Common Stock and 5% of the issued and outstanding shares of OPCO Common Stock plus an additional 3,522,877 Paired Shares of each were reserved for issuance pursuant to equity plans filed as exhibits to or described in the RECO SEC Documents (collectively, the "RECO Stock Plans"), and (vi) 3,350,746 shares of RECO Common Stock and 3,350,746 shares of OPCO Common Stock were reserved for issuance upon the conversion of RECO's outstanding convertible senior notes and convertible debentures described in Section 3.02(c) of the RECO Disclosure Schedule. At the close of business on the Representation Date, except as set forth above, there were no outstanding stock options, stock appreciation rights or rights

(other than employee stock options or other rights ("RECO Employee Stock Options") to purchase or receive RECO and OPCO Common Stock granted under the RECO Stock Plans) to receive shares of RECO Common Stock on a deferred basis granted under the RECO Stock Plans or otherwise. Section 3.02(c) of the RECO Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, except as set forth above, of the number of Paired Shares subject to RECO Employee Stock Options. All outstanding shares of capital stock of the RECO Companies are, and all shares which may be issued, including shares to be issued pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes or other indebtedness or securities of the RECO Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of RECO and OPCO may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the RECO Companies or any of their respective Subsidiaries is a party or by which any of them is bound obligating the RECO Companies or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the RECO Companies or of any of their respective Subsidiaries or obligating the RECO Companies or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the RECO Stock Plans and except as set forth above, as of the close of business on the Representation Date, and except as could not reasonably be expected to be required to be disclosed pursuant to the RECO SEC Documents, there were no outstanding contractual obligations of the RECO Companies or any of their respective Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire, or to register (under the federal or any state securities laws) for resale, any shares of capital stock of the RECO Companies or any of their respective Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the RECO Companies to vote or to dispose of any shares of the capital stock of any of their respective Subsidiaries. The Company maintains a shareholder rights plan.

              (d) Authority; Noncontravention. RECO and OPCO have all requisite corporate power and authority to enter into this Agreement and, subject to the RECO/OPCO Shareholder Approvals, to consummate the Merger and to perform all of their respective obligations under this Agreement. On or prior to the date hereof, the Board of Directors of each of RECO and OPCO approved this Agreement and the other transactions contemplated by this Agreement and resolved to recommend that the holders of RECO/OPCO Common Stock adopt this Agreement, and the Board of Directors of RECO has approved the Merger. The execution and delivery of this Agreement by RECO and OPCO and the performance by RECO and OPCO of their respective obligations contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of RECO and OPCO, subject, in the case of the adoption of this Agreement, to RECO/OPCO Shareholder Approvals as defined below. This Agreement has been duly executed and delivered by RECO and OPCO and constitutes the legal, valid and binding obligations of RECO and OPCO, enforceable against each of them in accordance with its terms. Except as set forth in Section 3.02(d) of the RECO Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the RECO Companies or any of their respective Subsidiaries under, (i) assuming RECO/OPCO Shareholder Approvals, the articles of incorporation or bylaws of the RECO Companies or the comparable organizational documents of any of their respective Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the RECO Companies or any of their respective Subsidiaries or their respective properties or assets, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law applicable to the RECO Companies or any of their respective Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a RECO MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the RECO or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by RECO and OPCO or the consummation by RECO and OPCO of the Merger or the performance of all of their respective obligations under this Agreement, except for (1) the filing of a premerger notification and report form by the RECO Companies under the HSR Act; (2) the filing with the SEC of
(A) the Joint Proxy Statement relating to the RECO/OPCO Shareholder Meetings,
(B) the Form S-4, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which the RECO Companies are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; (5) such filings with and approvals of the NYSE to permit the Paired Shares that are to be issued in the Merger to be listed or quoted for trading thereon; (6) such other filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (7) such consents, approvals, Orders, authorizations, registrations, declarations or filings, the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a RECO MAE.

              (e) SEC Documents; Undisclosed Liabilities. RECO and OPCO have timely filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996 (the "RECO SEC Documents"). As of their respective dates, the RECO SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RECO SEC Documents, and none of the

RECO SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any RECO SEC Document has been revised or superseded by a later RECO SEC Document, as of the date hereof none of the RECO SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of RECO and OPCO included in the RECO SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RECO and OPCO and their respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto,
(ii) as contemplated hereunder, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including without limitation financing relating to the transactions contemplated hereby), and
(iv) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither RECO, OPCO nor any Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, asserted or unasserted, contingent or otherwise), including liabilities arising under any Environmental Laws, which are required by generally accepted accounting principles to be reflected in a consolidated balance sheet of RECO and OPCO and their respective consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a RECO MAE.

              (f) Information Supplied. None of the information supplied or to be supplied by the RECO Companies specifically for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act or (ii) the Joint Proxy Statement, at the date it is first mailed to the shareholders of RECO and OPCO or at the time of the RECO/OPCO Shareholder Meetings will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by RECO or OPCO with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4 or contained in any Company SEC Documents incorporated by reference in the Joint Proxy Statement or the Form S-4.

              (g) Absence of Certain Events. Except (i) as disclosed in the RECO SEC Documents filed and publicly available prior to the date of this Agreement, (ii) for the transactions provided for herein or permitted by
Section 4.01(b), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since September 30, 1997, there has not been (1) any RECO MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of RECO's or OPCO's capital stock, other than regular quarterly cash dividends at the rate in effect for the three quarters of 1997, as increased by the Board of Directors of RECO and OPCO in the ordinary course ("Regular RECO Quarterly Dividends"), (3) any split, combination or reclassification of any of RECO's or OPCO's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of RECO's or OPCO's capital stock, or (4) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the RECO Companies.

              (h) Litigation. Except as described in the RECO SEC Documents filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against the RECO Companies pending or, to the RECO Companies' Knowledge, threatened, which, individually or in the aggregate, could reasonably be expected to have a RECO MAE.

              (i) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of (x) RECO Common Stock, voting as a single class, at the RECO Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "RECO Shareholder Approval"), to adopt this Agreement and (y) OPCO Common Stock, voting as a single class, at the OPCO Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "OPCO Shareholder Approval" and together with the RECO Shareholder Approval, the "RECO/OPCO Shareholder Approvals"), to approve the issuance of OPCO Common Stock in connection with the Merger are the only votes of the holders of any class or series of RECO's or OPCO's capital stock necessary to approve and adopt this Agreement, the Subscription Agreement and the transactions contemplated hereby and thereby.

              (j) Brokers. No broker, investment banker, financial advisor or other Person, other than Smith Barney Inc. and Salomon Brothers Inc. (collectively doing business as, and hereinafter referred to as, "Salomon Smith Barney"), the fees and expenses of which will be paid by the RECO Companies or, if the Merger occurs, the Surviving Corporation is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the RECO Companies. RECO has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

              (k) Opinion of Financial Advisor. The Boards of Directors of the RECO Companies have received the opinion of Salomon Smith Barney to the effect that, as of the date of the Boards' approval of this Agreement, the Merger Consideration is fair to the RECO Companies from a financial point of view.

              (l) Ownership of Company Common Stock. RECO, OPCO and, to their Knowledge, their respective Affiliates beneficially own (as such term is defined in Rule 13d- 3 under the Exchange Act) collectively less than one percent (1%) of the capital stock of the Company. Except for this Agreement and the Shareholders Agreement, neither RECO nor OPCO nor, to their knowledge, any of their respective Affiliates is a party on the date hereof to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

              (m) Tax Matters. The RECO Companies have no plan or intention to take any action that would cause the Merger not to qualify and continue to qualify as a reorganization under Section 368(a) of the Code. The parties hereto agree that the sale, if any, of the Company Management Assets to OPCO as provided in Section 5.15 hereto shall not constitute a breach of this representation.

              (n) REIT Status.

                  (i) RECO has been, for every year beginning with the taxable year ending December 31, 1985, and will continue to be, organized and operated in conformity with the requirements for RECO to qualify as a REIT under the Code and the rules and regulations promulgated thereunder (the "REIT Requirements"), and its proposed method of operation will enable it to continue to meet the REIT Requirements.

                  (ii) Except as disclosed in the RECO Disclosure Schedule, RECO has timely, completely and correctly filed all Federal, state and local tax returns and reports required to be filed by it, and has timely paid or made adequate provision for the payment of all taxes, if any, required to be paid with respect thereto, except where the failure to file or pay is not reasonably expected to have a RECO MAE. Except as set forth in the RECO Disclosure Schedule, neither RECO nor any of its Significant Subsidiaries have been audited or examined by the IRS or any state or local taxing authority and no notice of any such audit has been received by RECO, nor has RECO extended any applicable statute of limitations for the assessment or collections of tax. Except as disclosed in the RECO Disclosure Schedule, no liens for taxes exist with respect to any assets or properties of RECO or any of its Significant Subsidiaries, except for statutory liens for taxes not yet due.

                  (iii) RECO has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including without limitations, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any federal, state or local laws, domestic or foreign) and has, within the time and manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, except where the failure to pay or withhold is not reasonably expected to have a RECO MAE.

              (o) Other Interests. Except for such Other Interests of the RECO Companies or any of their respective Subsidiaries that, individually or in the aggregate, could not reasonably be expected to have a RECO MAE, neither the RECO Companies nor any of their respective Subsidiaries owns directly or indirectly Other Interests.

              (p) Related Party Transactions. The RECO SEC Documents and/or in
Section 3.02(p) of the RECO Disclosure Schedule disclose all arrangements, agreements and contracts entered into by the RECO Companies or any of their respective Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the RECO Companies, any member of the immediate family, spouse, grandchild or, to the knowledge of the RECO Companies, any other relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Copies of all such documents have previously been provided or made available, or will be made available, to the Company and its counsel.

              (q) Labor Matters. Except as would not reasonably be expected to have a RECO MAE, neither the RECO Companies nor any of their respective Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not reasonably be expected to have a RECO MAE, as of the date hereof, neither the RECO Companies or any of their respective Subsidiaries are the subject of any material proceeding asserting that the RECO Companies or any of their respective Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the RECO Companies, threatened, any material labor strike, dispute, walkout, work stoppage, slow- down or lockout involving the RECO Companies or any of their respective Subsidiaries.

                  (r) Contracts and Commitments. Except as disclosed in the RECO Disclosure Schedule, neither the RECO Companies, nor any of their respective Subsidiaries, is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement (i) required to be disclosed in, or filed as an exhibit to, the RECO SEC Documents, or (ii) which will be required to be disclosed in or filed as an exhibit to the RECO or OPCO Form 10-K for the period ending December 31, 1997 (a "RECO Material Contract") that is not filed in the RECO SEC Documents. All RECO Material Contracts are valid, existing, in full force and effect, binding upon the RECO Companies that are parties thereto or their respective Subsidiaries, as the case may be, in accordance with their terms, and the RECO Companies and their respective Subsidiaries are not in default under any of them, nor, to the best knowledge of the RECO Companies, is any other party to any such contract or other agreement in default thereunder nor, to the best knowledge of the RECO Companies, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

              (s) Compliance with Laws; Permits. Neither the RECO Companies nor any of their respective Subsidiaries is in violation of any Order or any Law applicable to the RECO Companies or any of their respective Subsidiaries or any of their respective properties or assets, except such violations as could not reasonably be expected to have a RECO MAE. The RECO Companies and their respective Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable Law or governmental regulations in connection with their business as now or previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a RECO MAE. None of such licenses, permits or authorizations shall be terminated or canceled as a result of the consummation of the transactions contemplated by this Agreement, except for those licenses, permits or authorizations the lack of which could not reasonably be expected to have a RECO MAE.

              (t) Tax Matters. Except as, individually or in the aggregate, could not be reasonably expected to have a RECO MAE and except as set forth on
Section 3.02(t) of the RECO Disclosure Schedule:

                  (i) The RECO Companies and each of their respective Subsidiaries has paid or caused to be paid all Taxes, required to be so paid prior to the date hereof and has made provision, in accordance with generally accepted accounting principles, for all Taxes owed or accrued through the date hereof;

                  (ii) The RECO Companies and each of their respective Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

                  (iii) Neither the IRS nor any other governmental authority is now asserting by written notice to the RECO Companies or any of their respective Subsidiaries or, to the Knowledge of the RECO Companies, threatening to assert against the RECO Companies or any of their respective Subsidiaries any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the RECO Companies do not file reports and returns that the RECO Companies are or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the RECO Companies or any of their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. The RECO Companies have not since January 1, 1994 entered into a closing agreement pursuant to Section 7121 of the Code;

                  (iv) The RECO Companies have not received written notice of any audit of any tax return filed by the RECO Companies, and the RECO Companies have not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither the RECO Companies nor any of their Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the RECO Companies is in force; and

                  (v) The RECO Companies and each of their respective Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

              (u) Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the RECO Companies or any of their respective Subsidiaries (the "RECO Benefit Plans"), except for such matters as, individually or in the aggregate, could not reasonably be expected to have a RECO MAE, (a) each RECO Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received or has applied for a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such RECO Benefit Plan or related trust, (b) each RECO Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each RECO Benefit Plan have been timely made, (c) neither the RECO Companies nor any of their respective Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of ERISA in connection with any RECO Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule, all material contributions due and payable on or before the date hereof in respect of each RECO Benefit Plan have been made in full and in proper form, (e) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule, neither the RECO Companies nor any of its Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule and except as otherwise required under ERISA, the Code or applicable state Laws, no RECO Benefit Plan currently or previously maintained by the RECO Companies or any of their respective Subsidiaries provides any post-retirement health or life insurance benefits, and neither the RECO Companies nor any of their respective Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each RECO Benefit Plan, and (h) except as set forth on Section 3.02(u) of the RECO Disclosure Schedule, no benefit or amount payable or which may become payable by RECO or any of its Subsidiaries pursuant to any RECO Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which could not reasonably be expected to be deductible by reason of Section 280G of the Code.

              (v) Properties. All of the real estate properties owned by the RECO Companies and each of their respective Subsidiaries as of the date hereof are listed in Section

3.02(v) of the RECO Disclosure Schedule. The RECO Companies have no direct or indirect ownership interest in any real property as of the date hereof other than the properties owned by the Company and its Subsidiaries and set forth in
Section 3.02(v) of the RECO Disclosure Schedule. The RECO Companies and each of their respective Subsidiaries own fee simple title to or a long-term leasehold interest in each of the real properties identified in Section 3.02(v) of the RECO Disclosure Schedule (the "RECO Owned Properties"), free and clear of Encumbrances, except for such Encumbrances as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, the RECO Owned Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions,
(ii) Property Restrictions imposed or promulgated by Law or any governmental body or authority with respect to real property, including zoning regulations, that do not and as a consequence of the Merger will not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been or will, prior to Closing, be delivered or made available to
RECO), and (iv) mechanics', carriers', supplier's, workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the Merger will not materially detract from the value of or materially interfere with the present use of any of the RECO Owned Properties subject thereto or affected thereby, and do not and as a consequence of the Merger will not otherwise materially impair business operations conducted by the RECO Companies and its respective Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, valid policies of title insurance have been issued insuring the RECO Companies' or their respective applicable Subsidiary's fee simple title or leasehold to each of the RECO Owned Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and the RECO Companies have no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the RECO Owned Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the RECO Owned Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the RECO Owned Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor are the RECO Companies or any of their respective Subsidiaries currently in default under any REA Agreement and the RECO Owned Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a RECO MAE; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the RECO Owned Properties has been issued by any governmental authority; (C) there are no material structural defects relating to any of the RECO Owned Properties; (D) there is no RECO Owned Property whose building systems are not in working order in any material respect; and (E) there is no physical damage to any Company Property in excess of $750,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, the use and occupancy of each of the RECO Owned Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the RECO Companies have no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the RECO Companies Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such RECO Owned Properties. Except for such of the following as, individually and in the aggregate, could not reasonably be expected to have a RECO MAE, neither the RECO Companies nor any of their respective Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the RECO Owned Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the RECO Owned Properties or by the continued maintenance, operation or use of the parking areas. Except as otherwise could not reasonably be expected to have a RECO MAE, there are no outstanding abatement proceedings or appeals with respect to the assessment of any RECO Owned Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any RECO Owned Property.

              (w) Environmental Matters. To the Knowledge of the RECO Companies, the RECO Companies and their respective Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, could not reasonably be expected to result in a RECO Significant Environmental Liability. The RECO Companies have previously made available to the Company, or will provide, upon request, within twenty days from the date hereof, copies of all documents concerning any environmental or health and safety matter adversely affecting the RECO Companies and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. Except as set forth in Section 3.02(w) of the RECO Disclosure Schedule or disclosed in the RECO SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a RECO Significant Environmental Liability, there is no administrative or judicial enforcement proceeding, pending or to the Knowledge of the RECO Companies, threatened against the RECO Companies or any of their respective Subsidiaries under any Environmental Law. Except as set forth in
Section 3.02(w) of its the RECO Disclosure Schedule or disclosed in the RECO SEC Reports and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a RECO Significant Environmental Liability, neither the RECO Companies nor any of their respective Subsidiaries or, to the best Knowledge of the RECO Companies, any legal predecessor of the RECO Companies or any of their respective Subsidiaries, has received any written notice that it is potentially responsible under any Environmental Law for response costs, property damage, fines, penalties or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the best knowledge of the RECO Companies, neither the RECO Companies nor any of their respective Subsidiaries has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in
Section 3.02(w) of the RECO Disclosure Schedule, and except for any matter, which if the outcome were adverse, could not reasonably be expected to result in a RECO Significant Environmental Liability, the RECO Companies have no Knowledge of any release on the real property owned or leased by the RECO Companies or any of their respective Subsidiaries or predecessor entity of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action or in material liability under the Environmental Laws and, to the best knowledge of the RECO Companies, there is no hazardous waste treatment, storage or disposal facility, and except for the following which, to the best Knowledge of the RECO Companies, could not reasonably be expected to result in a RECO Significant Environmental Liability based on its current condition, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the RECO Companies or any of their respective Subsidiaries other than in compliance with applicable Environmental Laws.

         "RECO Significant Environmental Liability" shall mean a liability of the RECO Companies or any of their respective Subsidiaries under any Environmental Law for response costs, property damages, natural resource damages, fines and penalties as defined under the Environmental Laws which, individually or in the aggregate, is reasonably expected to exceed $200 million. The term "RECO Significant Environmental Liability" shall not include
(i) any actual or potential threats of liability under any Environmental Law with respect to a potential liability identified solely due to the nature of the present or former use of any property surrounding the property owned by the RECO Companies or their respective Subsidiaries so long as the contamination is not on the RECO Companies' or such Subsidiary's Property), (ii) any liability for remedial activity not required to be performed pursuant to any Environmental Law, or (iii) any liability for which the Responsible Party is reasonably likely to be a party other than the RECO Companies or any of their respective Subsidiaries and for which such generator is a person who is a financially viable party capable of implementing required remedial work.

IV.      COVENANTS RELATING TO CONDUCT OF BUSINESS

                  4.01     Conduct of Business.

                  (a) Conduct of Business by the Company. Except as contemplated by this Section 4.01 and except as set forth in Section 4.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Significant Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course thereof in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as set forth in
Section 4.01(a) of the Company Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

                           (i)      other than (i) normal quarterly dividends
of $.0175 per Share payable by the Company to its shareholders, and (ii) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) other than pursuant to Awards outstanding as of the date hereof, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii)     other than pursuant to Awards outstanding
as of the date hereof, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                           (iii)    amend its articles of incorporation, bylaws
or other comparable organizational documents;

                           (iv)     except for (a) pending transactions
disclosed in the Company SEC Documents to be completed substantially in accordance with the budgets contemplated for such transactions as of the date hereof, copies of which shall have been provided to RECO on or prior to the date hereof, (b) the continued development of forty-three properties currently under construction, a schedule of which development is included on
Schedule 4.01(a) of the

Company Disclosure Schedule (the "Development Properties"), (c) the purchase and development on terms consistent with general market conditions of up to (I) twenty-one additional properties for development as inns or suites that the Company currently intends to approve, consistent with past practices, through June 1998, and (II) the purchase and conversion of three additional properties into Company facilities through June 1998 (collectively, the "Future Development Properties"), and (d) the purchase of equipment, supplies and similar items in the ordinary course of business, after the date of this Agreement, acquire any assets (including acquisitions of undeveloped land) of, or acquire by merging or consolidating with, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof; provided, however, that the Company agrees to provide RECO and OPCO with periodic progress reports regarding the Development Properties and the Future Development Properties and to provide RECO and OPCO with such additional information regarding such properties as may be reasonably requested;

                           (v)      sell, lease, license, mortgage or otherwise
encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (i) in the ordinary course of business consistent with past practice, (ii) (A) in the case of any real property, in a transaction that is the subject of a binding contract in existence on the date of this Agreement and disclosed in Section 4.01(a)(v) of the Company Disclosure Schedule or (B) in the case of personal property or intangible property, in a transaction that is not material individually or in the aggregate;

                           (vi)     (a) incur any indebtedness for borrowed
money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (including any amendments of existing credit and financing arrangements), except for short-term borrowings incurred in the ordinary course of business consistent with past practice and short-term borrowings used to refinance existing debt as it matures, all of which debt shall be on terms consistent with general market conditions and shall not carry any prepayment penalty or prohibition on prepayments thereunder; provided, however, that no further issuances of notes or other debt instruments under any indenture to which the Company or any Subsidiary is a party, may be made prior to the Effective Date; (b) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business, relocation or similar costs and expenses in the ordinary course of business or (c) incur additional debt, unless necessary to satisfy the Company's obligations under the Subscription Agreement and such debt is incurred immediately prior to the time for satisfying such obligation; provided, however that, notwithstanding the foregoing, the Company shall be permitted to: (I) incur additional borrowings under the Company's existing $325 million and $75 million credit facilities, (II) increase the amounts available and incur additional borrowings under such credit facilities on terms consistent with general market conditions for such additional borrowings, (III) incur additional short-term debt obligations, and (IV) incur additional medium term debt obligations consistent with the Company's past practice with respect to medium term note issuances, in each case (i) to fund the activities related to the Development Properties and Future Development Properties, (ii) to fund the payment of principal amortization on the debt set forth in Section 4.01(a) of the Company Disclosure Schedule, (iii) to refinance the Company's 9 1/4% Senior Subordinated Notes, (iv) to refinance the Company's existing Prudential mortgages, and (v) to replace the Company's existing Treasury locks; provided, however, in each case that all such debt shall be pre-payable without penalty or additional cost at any time on or prior to the Effective Time;

                           (vii)  make or agree to make any capital expenditure
or capital expenditures, excluding land purchases, other than (A) in accordance with the capital budgets previously furnished to the RECO Companies, provided that the amount of such capital expenditures may exceed budgeted amounts by not more than, as to any specifically budgeted matter, 10% or, as to all such capital expenditures, 5% in the aggregate, or (B) as permitted by Section 4.01(a)(iv);

                           (viii) make any change to its accounting methods,
principles or practices, except as may be required by generally accepted accounting principles;

                           (ix)   except as required by Law or contemplated
hereby, enter into, adopt or amend in any material respect or terminate any Company employee benefit plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

                           (x)    except as disclosed in Section 4.01(a) of the
Company Disclosure Schedule, increase the compensation of any director, officer or other employee of the Company or any of its Subsidiaries earning more than $100,000 per annum or enter into or amend any employment agreement with any such Person, or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

                           (xi)   settle any shareholder derivative or class
action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

                           (xii)  enter into any agreement with any franchisor
or franchisee with respect to any real property assets owned or leased by the Company or any of its Subsidiaries or any third party, as the case may be, or any agreement under which the Company or any of its Subsidiaries would provide hotel management services, without the prior consent of RECO, which consent will not be unreasonably withheld or delayed; or

                       (xiii) authorize, or commit or agree to take, any of the foregoing actions.

                  (b) Conduct of Business by RECO. Except as contemplated by this Agreement and except as set forth in Section 4.01(b) of the RECO Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the RECO Companies will, and will cause their respective Significant Subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time; provided, however, that the foregoing shall not restrict the ability of the RECO Companies and their respective Subsidiaries to engage in any acquisition, merger, exchange offer, equity or debt financing or other similar corporate transaction except to the extent prohibited by Sections 4.01(b)(i), (ii), (iii), (iv) or (v) below. Except as set forth in Section 4.01(b) of the RECO Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the RECO Companies will not, and will not permit any of their respective Subsidiaries to:

                  (i) other than (A) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of RECO or OPCO to its parent, or by a Subsidiary that is partially owned by RECO or OPCO or any of their respective Subsidiaries, provided that RECO, OPCO or any such Subsidiary receives or is to receive its proportionate share thereof,
(B) dividends required in the reasonable judgment of RECO in order to preserve RECO's status as a REIT or to avoid federal income or excise taxes on its undistributed income, (C) Regular RECO Quarterly Dividends, and (D) special dividends and distributions which the Board of Directors of each of RECO and OPCO determines are in the best interests of the RECO Companies, their shareholders and, assuming the consummation of the Merger, the Company's shareholders, (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) purchase or offer to purchase any capital stock of either of the RECO Companies, other than purchases (w) made in the open market in accordance with Regulation M under the Exchange Act, (x) in accordance with any agreement filed or matter described in the RECO SEC Documents, (y) by either of the RECO Companies of its capital stock held by the other RECO Company, and (z) by either of the RECO Companies of newly issued common stock of the other RECO Company for the purposes of pairing shares of RECO Common Stock and OPCO Common Stock;

                  (ii) incur or guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing (any such event, an "Incurrence"), such that the consolidated Indebtedness of RECO and OPCO, giving effect to such Incurrence, would cause RECO's Debt to Market Capitalization Ratio to exceed an amount equal to 50%. For purposes of this Section, "Indebtedness" means, with respect to any Person, all obligations of such Person (including the current portion thereof) that would be required to be reflected as indebtedness on a consolidated balance sheet for such Person prepared in accordance with generally accepted accounting principles and "RECO's Debt to Market Capitalization Ratio" means the total consolidated and unconsolidated debt of the RECO Companies as a percentage of the market value of outstanding shares of stock of the RECO Companies and all units of limited partnership of all operating partnerships of which either of the RECO Companies is the sole general partner plus total consolidated and unconsolidated debt;

                  (iii) directly, or indirectly through a Subsidiary, enter into any agreement, or participate in active negotiations with any third party, relating to any tender or exchange offer, merger, consolidation, sale of all or substantially all of the capital stock or assets of RECO or OPCO or other form of business transaction the reasonably foreseeable effect of which would be (A) to delay the Effective Time beyond July 31, 1998 or to prevent the Effective Time from occurring, or (B) result in the Merger not being treated as a tax-free reorganization for federal income tax purposes;

                  (iv) take any action or fail to take any action which could reasonably be expected to terminate RECO's status as a REIT; or

                  (v) authorize, or commit or agree to take, any of the foregoing actions.

         (c) Other Actions. Except as required by Law, neither the Company (except as permitted by Sections 1.09, 5.15 or 5.16), on the one hand, nor RECO or OPCO, on the other hand, will, nor will they permit any of their respective Subsidiaries to, voluntarily take any action that could reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue,
(ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

         (d) Advice of Changes. The Company and RECO will promptly advise the other party orally and in writing of (i) any representation or warranty made by it or, in the case of RECO, made by OPCO contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of RECO, the failure by OPCO to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         4.02     No Solicitation.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any Company Takeover Proposal, (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the Company Shareholder Meeting, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this, paragraph by the Company. For all purposes of this Agreement, "Company Takeover Proposal" means any proposal, other than a proposal by RECO or OPCO, for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company), other than a proposal or offer by RECO or OPCO, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal. As used herein, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1.02 of Regulation S-X of the SEC.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to RECO or OPCO, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior proposal. For all purposes of this Agreement, "superior proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith judgment (based on the advice of independent financial advisors that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) to be more favorable to the Company and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

                  (c) The Company shall promptly advise RECO orally and in writing of any Company Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Company Takeover Proposal, the material terms and conditions of such Company Takeover Proposal or inquiry and the identity of the person making any such Company Takeover Proposal or inquiry. The Company will keep RECO reasonably fully informed of the status and details of any such Company Takeover Proposal or inquiry. The RECO Companies shall waive any applicable confidentiality provisions to the extent necessary to allow the Company solely to explain the terms of this transaction to persons making Company Takeover Proposals.

                  (d) Nothing contained in this Section 4.02 will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board determines that such disclosure is necessary in order to comply with the Company Board's fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except in accordance with Section 4.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

         4.03 The Company's Accumulated and Current Earnings and Profits. The Company shall obtain a certification of the earnings and profits calculation through December 31, 1996 from KPMG. The Company shall use its reasonable best efforts to have KPMG provide such certification to the Company and to RECO no later than February 28, 1998.

V.       ADDITIONAL COVENANTS

         5.01 Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.

                  (a) As soon as practicable following the date of this Agreement, the Company, RECO and OPCO will prepare and file with the SEC the Joint Proxy Statement. RECO will prepare and file, not later than promptly after the Joint Proxy Statement has been cleared by the SEC, with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and RECO will use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and RECO and OPCO will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to RECO's and OPCO's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. RECO and OPCO will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Paired Shares in the Merger and under the Company Stock Plans and RECO Stock Plans and the Company will furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                  (b) Subject to its rights to terminate this Agreement pursuant to the applicable provisions of Section 7.01, the Company will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the Company Shareholder Approval and, through the Company Board, subject to the provisions of Section 4.02 recommend to Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality or effect of the foregoing but subject to the Company's right to terminate this Agreement pursuant to Section 4.02, the Company's obligations pursuant to the first sentence of this Section 5.01(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

                  (c) Subject to its rights to terminate this Agreement under the applicable provisions of Section 7.01, each of RECO and OPCO will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "RECO/OPCO Shareholder Meetings") for the purpose of obtaining the RECO/OPCO Shareholder Approvals and, through RECO's Board of Directors, recommend that its shareholders approve the adoption of this Agreement and through OPCO's Board of Directors, recommend that its shareholders approve the issuance of Paired Shares pursuant to the Subscription Agreement.

                  (d) RECO, OPCO and the Company will use reasonable efforts to hold the RECO/OPCO Shareholder Meetings and the Company Shareholder Meeting on the same date and as soon as practicable after the date hereof.

                  (e) RECO and OPCO will use their reasonable best efforts to publicly announce the Adjusted E&P Distribution Amount and the final Exchange Ratio at least six (6) Trading Days prior to the Company Shareholder Meeting.

                  5.02 Access to Information; Confidentiality. Each of the Company, RECO and OPCO will, and will cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company, RECO and OPCO will, and will cause each of its respective Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, financial condition, results of operations, properties and personnel as such other parties may reasonably request. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate any documents necessary to consummate the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the others (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control. Without limiting the generality of the foregoing, the Company will, and will cause each of its respective Subsidiaries to, afford the RECO Companies and their respective officers, employees, counsel and other advisors and representatives with access to conduct such environmental investigations and site assessments as the RECO Companies may deem necessary or desirable and to otherwise assist in such environmental investigations and inquiries.

                  5.03 Regulatory Filings.

                  (a) Within 20 calendar days after the date hereof, RECO, OPCO and the Company will make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, RECO, OPCO and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. All filings referred to in this Section 5.03(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

                  (b) Without limiting the generality or effect of Section 5.03(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to prevent the entry of, and to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

                  5.04 Reasonable Efforts and Cooperation.

                  (a) Upon the terms and subject to the provisions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining, prior to the Effective Time, all consents, approvals or waivers from third parties necessary to consummate the Merger,
(iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, and without limiting the generality of the foregoing:
(a) the Company will cooperate with RECO to ensure that RECO continues to qualify as a REIT following the Effective Time, including by taking actions and engaging in transactions reasonably requested by RECO if such actions or transactions would have no material impact on the Company or adversely affect its shareholders and (b) the Company will use its reasonable best efforts to obtain for the benefit of RECO or OPCO, as the case may be, and to cooperate with RECO and OPCO in obtaining, prior to the Effective Time, all consents, approvals, waivers and agreements as may be necessary from third parties in order to enable the RECO Companies to hold the Company's assets and to operate its business in a manner which, in RECO's reasonable judgment, preserves RECO's status as a REIT, maximizes the tax efficiencies associated with the RECO Companies' paired share REIT structure, and enables the RECO Companies to implement their respective long-term business strategies; provided, however, that in connection with obtaining (or assisting RECO or OPCO in obtaining) any such consent, approval, waiver or agreement, the Company will not be required (1) to incur under this Agreement any out-of-pocket costs and expenses (except for insignificant costs incident to compliance with this covenant) unless RECO shall have first agreed in writing to cause the Company to be reimbursed therefor, or (2) to enter into or amend any management or franchise agreement or other contract or incur any liability in a manner that the Company reasonably determines is adverse to it or its Subsidiaries. Nothing set forth in this Section 5.04(a) will limit or affect actions permitted to be taken pursuant to Section 4.01 or 4.02.

                  (b) Without limiting the generality or effect of any provision of Sections 5.03, 5.04(a) or Article VI, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

                  (c) In connection with and without limiting the foregoing, the Company, RECO and OPCO will (i) take all action available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action available to them to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

                  5.05 Employee Benefit Matters.

                  (a) With respect to each RECO or OPCO "employee benefit plan," as defined in Section 3(3) of ERISA, including plans or policies providing severance benefits and vacation entitlement (collectively, the "RECO Plans"), if the Effective Time occurs, service with the Company will be treated as service with the RECO Companies for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan); provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any RECO Plan. Employees of the Company will be given credit under any RECO Plan in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the RECO Plans.

                  (b) For not less than one year following the Effective Time, the RECO Companies shall maintain compensation and employee benefits plans and arrangements for employees of the Company and its Subsidiaries ("Affected Employees") that are, in the aggregate, no less favorable than as provided under the compensation arrangements and Company Benefit Plans as in effect on the date hereof. For not less than one year following the Effective Time, RECO Companies shall provide severance pay and benefits pursuant to the summary of severance pay benefits set forth on Section 5.05(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, the RECO Companies shall have the right (i) following the Effective Time to transfer to one or more employee benefit plans maintained by the RECO Companies any employee of the Company or any Subsidiary who becomes an employee of the RECO Companies or the Surviving Corporation and (ii) in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment or any other enforceable rights.

                  (c) RECO Companies shall honor all Company Benefit Plans and other contractual commitments in effect immediately prior to the Effective Time between the Company or its Subsidiaries and Affected Employees or former employees of the Company or its Subsidiaries. Notwithstanding the foregoing, the RECO Companies shall have the right following the Effective Date to terminate any Company Benefit Plans, subject to their obligations to pay benefits accrued to the date of such termination and to their obligation to comply with Section 5.05(b). Without limiting the generality of the foregoing, RECO Companies shall honor all severance benefit, vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company and its Subsidiaries ("Former Employees") as of the Effective Time.

                  (d) Prior to the Effective Time, RECO shall offer to enter into employment agreements with Ezzat Coutry on the terms set forth on Section 5.05(d) of the Company Disclosure Schedule.

                  5.06 Fees and Expenses.

                  (a) Except as otherwise set forth in this Section 5.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of RECO and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (including SEC filing fees).

                  (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), the Company will deposit into escrow for the benefit of RECO, by wire transfer of same day funds, an amount in cash equal to seventy-five million dollars

($75,000,000) (the "Company Termination Fee") with an escrow agent selected by RECO (the "Escrow Agent") and on such terms (subject to Section 5.06(c)), as shall be agreed upon by RECO and the Escrow Agent (the "Escrow Agreement").

                  (ii) In the event that (A) a Company Takeover Proposal is made public, or any Person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal, after the date of this Agreement (and such proposal has not been withdrawn prior to the Company Shareholder Meeting), and thereafter (x) this Agreement is terminated by either RECO or the Company pursuant to Section 7.01(b)(i) or 7.01(b)(ii) and (y) prior to the date that is 12 months after the date of such termination the Company enters into a Company Acquisition Agreement or an Alternative Transaction (as defined below) occurs, or (B) this Agreement is terminated by RECO pursuant to
Section 7.01(c), the Company will deposit with the Escrow Agent pursuant to the Escrow Agreement for the benefit of RECO by wire transfer of same-day funds, an amount in cash equal to the Company Termination Fee.

                  (iii) As used in this Agreement, (A) "Alternative Transaction" means: (x) a transaction other than a Private Transaction pursuant to which any Third Party (as defined below) acquires more than 25% of the shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (y) a merger or other business combination involving the Company or any of its Affiliates pursuant to which any Third Party acquires more than 25% of the shares (after giving effect to such business combination) of Company Common Stock or of the entity surviving such merger or business combination, or
(z) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 25% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) "Third Party" means any Person other than RECO, OPCO or an Affiliate of either of them, and
(C) "Private Transaction" means a single privately negotiated sale (directly or indirectly) by a Company shareholder to a Third Party of shares aggregating in excess of 25% of the shares of Company Common Stock which shares were beneficially owned by such shareholder on the date of this Agreement.

                  (iv)  If any termination described in Section 5.06(b)(i) or
Section 5.06(b)(ii)(B) occurs, the Company Termination Fee will be deposited immediately prior to and as a condition to the effectiveness of such termination. If any termination described in Section 5.06(b)(ii)(A) occurs, the Company Termination Fee will thereafter be deposited immediately prior to the first to occur of (A) the entry by the Company into a Company Acquisition Agreement or (B) an Alternative Transaction (in either case within 12 months after the date of such termination).

                  (v) The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, RECO and OPCO would not enter into this Agreement; accordingly, if the Company fails promptly to deposit the amount due pursuant to this Section

5.06(b), and, in order to obtain such payment, RECO or OPCO commences a suit which results in a judgment against the Company for the fee set forth in this
Section 5.06(b), the Company will pay to RECO and OPCO their costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, provided that payment of such costs, expenses and interest shall be subject to the limitations of Section 5.06(c) (determined as if such expenses were included in the Company Termination Fee).

                  (c) In the event that the Company is obligated to deposit with the Escrow Agent the Company Termination Fee as provided in Section 5.06(b), the Escrow Agent will pay to RECO from the Company Termination Fee deposited into escrow an amount equal to the lesser of (i) the Company Termination Fee and (ii) the sum of (A) the maximum amount that can be paid to RECO without causing RECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(i) of the Code ("Qualifying Income"), as determined by RECO's certified public accountant, plus (B) in the event RECO receives either (1) a letter from RECO's counsel indicating that RECO has received a ruling from the IRS as described below or (2) an opinion from RECO's counsel as described below, an amount equal to the Company Termination Fee less the amount payable under clause (A) above. The Escrow Agreement will provide that the Company Termination Fee in escrow or any portion thereof shall not be released to RECO unless the Escrow Agent receives any one or combination of the following: (x) a letter from RECO's certified public accountants indicating the maximum amount that can be paid by the Escrow Agent to RECO without causing RECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from RECO's accountants revising that amount, in which case the Escrow Agent will release such amount to RECO, or (y) a letter from RECO's counsel indicating that RECO received a ruling from the IRS holding that the receipt by RECO of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of
Section 856(c)(2) and (3) of the Code (or alternatively, RECO's legal counsel has rendered a legal opinion to RECO to the effect that the receipt by RECO of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agent will release the remainder of the Company Termination Fee to RECO. The Company agrees to amend this Section 5.06 at the request of RECO as may reasonably be necessary (and without substantial additional cost or burden to the Company) in order to (I) maximize the portion of the Company Termination Fee that may be distributed to RECO hereunder without causing RECO to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code, (II) improve RECO's chances of securing a favorable ruling described in this Section 5.06(c), or (III) assist RECO in obtaining a favorable legal opinion from its counsel as described in this Section 5.06(c); provided that RECO's legal counsel has rendered a legal opinion to RECO to the effect that such amendment would not cause RECO to fail to meet the requirements of Section 856(c)(2) or (3) of the Code. The Escrow Agreement will also provide that any portion of the Company Termination Fee held in escrow for 15 years will be released by the Escrow Agent to the Company. The Company will not bear any cost of or have liability resulting from the Escrow Agreement.

                  (d) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), RECO will immediately pay the Company a fee equal to seventy-five million dollars ($75,000,000) payable by wire transfer of same-day funds. RECO acknowledges that the agreements contained in this Section 5.06(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if RECO fails promptly to pay the amount due pursuant to this Section 5.06(d), and, in order to obtain such payment, the Company commences a suit which results in a judgment against RECO or OPCO for the fee set forth in this Section 5.06(d), RECO will pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                  5.07 Public Announcements. RECO and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, each of the parties hereto shall be permitted to make press releases in the ordinary course, including those which refer generally to the pendency of the transaction. The parties further agree that (i) the Company shall not participate in any formal presentations to rating agencies (e.g. Moody's), with respect to this Agreement, the Subscription Agreement, the Shareholders' Agreement or the transactions contemplated hereby and thereby without providing the RECO Companies with (a) reasonable prior notice of such formal presentation and (b) the opportunity, if desired, to participate in such formal presentation, and (ii) the Company shall not distribute or make available any written materials to any rating agencies with respect to this Agreement, the Subscription Agreement, the Shareholders' Agreement or the transactions contemplated hereby and thereby without the prior consent of RECO.

                  5.08 Affiliates; Etc.

                  (a) Prior to the Closing Date, the Company will deliver to RECO a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will use all reasonable efforts to cause each such Person to deliver to RECO on or prior to the Closing Date a written agreement substantially in the form attached as Schedule 5.08(a) hereto.

                  (b) Registration Rights. Effective as of the Effective Time, RECO and OPCO shall have entered into, or agreed to enter into, the Registration Rights Agreements contemplated by the Shareholders Agreement.

                  5.09 Listing of Paired Shares. Each of RECO and OPCO will use all reasonable efforts to cause the Paired Shares to be issued in the Merger and under the Company Stock Plans to be approved prior to the Effective Time for listing on the NYSE, subject to official notice of issuance.

                  5.10 Shareholder Litigation. Each of the Company, RECO and OPCO will give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, RECO or OPCO, as applicable, or their respective directors or officers relating to the transactions contemplated by this Agreement.

                  5.11 Tax Treatment. Each of RECO, the Company and OPCO will use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

                  5.12 Indemnification, Exculpation and Insurance.

                  (a) All rights to indemnification and, to the extent applicable, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts will be assumed by RECO and RECO will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers (if any) of any Subsidiary thereof will be entitled (with respect to acts or omissions occurring after the Effective Time) to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to directors and officers of RECO, OPCO or such Subsidiary, as the case may be. Notwithstanding any other provision hereof, the provisions of this Section 5.12 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  (b) RECO will maintain in effect for not less than six years after the Effective Time one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and officers of the Company that is substantially similar to that provided by the policies maintained by or on behalf of the Company and its Subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums (which premiums the Company represents and warrants to be approximately $315,000 in the aggregate) for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then RECO will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

                  5.13 Ownership Restrictions. The Company will cooperate with RECO to determine whether the issuance of Paired Shares pursuant to the Merger will violate the provisions in RECO's or OPCO's Certificate of Incorporation, as amended, or By-laws, as amended, restricting the amount of RECO Common Stock or OPCO Common Stock, as the case may be, that may be held (directly, indirectly or by attribution) by any Person.

                  5.14 Termination of Stock Purchase Plan. If required by RECO, the Company will cause the Stock Option Plans to be terminated on or prior to the Closing Date.

                  5.15 Private Letter Ruling. As soon as reasonably practicable after the execution of this Agreement, RECO shall request from the IRS a private letter ruling (the "Ruling") concerning the Independent Contractor Issue (as defined below). For purposes hereof, the term "Independent Contractor Issue" shall mean a conclusion by the IRS substantially to the effect that rental income received by RECO or a RECO subsidiary from OPCO or an OPCO subsidiary with respect to real estate owned or leased by RECO or a RECO Subsidiary (the "Owned Real Estate") will constitute "rents from real property," as such term is defined in Section 856(d) of the Code, even though a direct or indirect subsidiary of RECO provides services to OPCO or an OPCO Subsidiary with respect to the Owned Real Estate pursuant to management contracts. If either (A) the Ruling is obtained prior to the Effective Time, or
(B) RECO determines, in its sole discretion, to accept a legal opinion of Goodwin, Procter & Hoar LLP regarding the Independent Contractor Issue prior to the Effective Time, then the Company, RECO and OPCO agree that the Merger and all related transactions contemplated by this Agreement shall be effected, subject to the provisions of, and in the manner set forth in, this Agreement, subject to such modifications as to which the Company, RECO and OPCO may hereafter agree. If the Ruling is not obtained prior to the Effective Time and RECO elects not to accept a legal opinion of Goodwin, Procter & Hoar LLP, unless the Company, RECO and OPCO otherwise agree, (i) the Company shall, immediately prior to the Effective Time, sell, transfer and convey all assets of the Company used or to be used in the management of the Owned Real Estate (the "Company Management Assets") to OPCO, (ii) at RECO's election, and subject to satisfaction of the general requirements of Section 338 of the Code, such sale, transfer or conveyance shall be treated under Section 338(h)(10) of the Code, and (iii) the Merger and all related transactions contemplated by this Agreement shall be effected in the manner set forth in this Agreement in all other respects; provided, however, that (x) any inability of the Company to satisfy any condition to the Merger set forth in Section 6.02 of this Agreement arising solely as a result of the foregoing actions shall not be deemed a failure of such condition to the consummation of the Merger, (y) notwithstanding the foregoing actions, RECO shall continue to remain liable hereunder for the satisfaction of any of its obligations hereunder, and (z) the foregoing actions shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code with the exception of the sale of any assets by the Company to OPCO, RECO or any of their respective affiliates which would enable RECO and OPCO to maximize the economic and tax advantages associated with the paired-share structure, including without limitation the transactions contemplated by this Section 5.15 hereof. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

                  5.16 Reorganization.

                  (a) From and after the date hereof and until the Effective Time, none of the Company, OPCO or RECO or any of their respective Subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (b) If and to the extent so requested by RECO, and subject to receipt of the consents referred to in Section 5.16(b) of the Company
Disclosure Schedule, and subject to the Company's reasonable judgment that all other conditions to the Closing have been, or will be, satisfied or waived, the Company agrees that prior to the Closing Date, all direct or indirect Subsidiaries of the Company holding "real estate assets" within the meaning of
Section 856 of the Code will be liquidated such that the Company holds all such assets, except as otherwise provided on Section 5.16(b) of the Company Disclosure Schedule; provided, however, that (i) any inability of the Company to satisfy any condition to the Merger set forth in Section 6.02 of this Agreement arising solely as a result of the foregoing actions shall not be deemed a failure of such condition to the consummation of the Merger, (ii) notwithstanding the foregoing actions, RECO shall continue to remain liable hereunder for the satisfaction of any of its obligations hereunder, and (iii) the foregoing actions shall enable the Merger to continue to qualify as, or be treated as part of, one or more tax-free reorganizations within the meaning of
Section 368(a) of the Code with the exception of the sale of any assets by the Company to OPCO, RECO or any of their respective affiliates which would enable RECO and OPCO to maximize the economic and tax advantages associated with the paired-share structure, including without limitation the transactions contemplated by this Section 5.16 hereof. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

                  5.17 Retirement of Debt. Unless requested otherwise by RECO, the Company shall use its best efforts to redeem the Company's 9 1/4% Senior Subordinated Unsecured Notes, due 2003, with a principal balance of $120 million, which were issued pursuant to the Indenture dated as of May 15, 1993 promptly following the date during May 1998 on which such notes become redeemable by the Company.

                  5.18 Consents. The parties hereby agree that, with respect to obtaining the consents and waivers required under the Company Material Agreements to consummate the transactions contemplated by this Agreement, RECO shall have control over the procedure by which and the terms on which such consents and waivers are obtained.


VI.      CONDITIONS PRECEDENT

                  6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

                  (a) Shareholder Approval. Each of the Company Shareholder Approval and the RECO/OPCO Shareholder Approvals shall have been obtained;

                  (b) No Injunctions or Restraints. No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect;

                  (c) HSR Act. Any waiting period under the HSR Act applicable to the Merger shall have expired or been terminated;

                  (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

                  (e)  Tax Opinions.

                       (i) Goodwin, Procter & Hoar LLP, counsel to the RECO Companies, shall have delivered to RECO, an opinion, and Latham & Watkins, counsel to the Company, shall have so delivered to the Company such an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger, the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RECO and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

                       (ii) On the Closing Date, the opinion of Goodwin, Procter & Hoar LLP, counsel to the RECO Companies, shall have been delivered to the Company in form and substance reasonably satisfactory to the Company stating that (i) RECO has since November 5, 1997 been and is a "real estate investment trust" for federal income tax purposes and (ii) RECO's proposed method of operation, including the consummation of the transactions contemplated by this Agreement, will allow RECO to continue to qualify as a "real estate investment trust" for federal income tax purposes. In rendering such opinion, such counsel shall be entitled to rely upon customary representations reasonably requested by such counsel and made by the RECO Companies and appropriate assumptions, including, but not limited to an assumption that the opinions of counsel of Meditrust Corporation and Santa Anita, dated November 5, 1997, rendered to the RECO Companies (or their predecessors) as to the qualification of RECO (and its predecessors) as a "real estate investment trust" for federal income tax purposes for the period of time through the effective time of the merger of Meditrust Corporation with and into Santa Anita, effected November 5, 1997, are correct;

                  (f) Listing of Paired Shares. The Paired Shares issuable to the Company's shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance; and

                  (g) Change in Tax Laws. There shall not have been any federal legislative or regulatory change that would cause RECO to cease to qualify (either immediately before or immediately after the consummation of the Merger) as a paired-share "real estate investment trust" for federal income tax purposes.

                  6.02 Conditions to Obligations of RECO and OPCO. The obligation of RECO and OPCO to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement, including without limitation in Section 3.01 hereof, that are qualified as to materiality shall be true and correct, and each of the representations and warranties of the Company in this Agreement, including without limitation in Section 3.01 hereof, that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date);

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and RECO shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

                  (c) No Company Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a Company MAE;

                  (d) Letters from Company Affiliates. RECO shall have received from each person named in the letter referred to in Section 5.08(a) an executed copy of an agreement substantially in the form of Schedule 5.08(a) hereto;

                  (e)  Certain Consents. Except as otherwise set forth in
Section 6.02(e) of the Company Disclosure Schedule, the Company shall have received to RECO's reasonable satisfaction any consent to the consummation of the Merger the absence of which, individually or in the aggregate, would have a Company MAE or, following consummation of the Merger, a RECO MAE, as a result of a failure to so obtain any such consent; provided, however, that the Company shall not be obligated to obtain the consents required to consummate any transaction (other than the Merger) contemplated by Sections 1.09 or 5.15 hereof, provided, further that the failure to obtain any consent set forth on
Section 3.01(d) of the Company Disclosure Schedule shall not be a condition to the consummation of the Merger;

                  (f) E&P Certification. The Company and RECO shall have obtained the certification of the earnings and profits calculation from KPMG as provided in Section 4.03 in a form reasonably acceptable to RECO, and such certification shall have been revised by KPMG to include the earnings and profits actually generated between the date of the original certification pursuant to Section 4.03 and the most recent date through which the earnings and profits are ascertainable as well as a reasonable estimate of any earnings and profits from such most recent date through the Closing Date, and Coopers & Lybrand LLP shall have reviewed and approved in the exercise of its reasonable judgment the certification and workpapers of KPMG; and

                  (g) Compliance with Shareholders Agreement. The Principal Shareholders shall have complied in all material respects with their obligations under the Shareholders Agreement.

             6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of RECO and OPCO in this Agreement, including without limitation in Section 3.02 hereof, that are qualified as to materiality shall be true and correct, and each of the representations and warranties of the RECO Companies in this Agreement, including without limitation in Section
3.02 hereof, that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date);

                  (b) Performance of Obligations of RECO and OPCO. RECO and OPCO shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, including, without limitation, the declaration of the E&P Distribution, and the Company shall have received a certificate signed on behalf of RECO by the chief executive officer and the chief financial officer of RECO to such effect; and

                  (c) No RECO Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a RECO MAE.

         6.04 Frustration of Closing Conditions. Neither RECO nor the Company may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.


VII.     TERMINATION, AMENDMENT AND WAIVER

         7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Shareholder Approval or RECO/OPCO Shareholder Approvals:

                  (a)      by mutual written consent of RECO and the Company;

                  (b)      by either RECO or the Company:

                           (i)      if the Merger has not been consummated by
July 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (ii)     if the Company Shareholder Approval shall
not have been obtained at a Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

                           (iii)    if the RECO/OPCO Shareholder Approvals shall
not have been obtained at RECO/OPCO Shareholder Meetings duly convened therefor or at any adjournment or postponement thereof; or

                           (iv)     if any Governmental Entity shall have
issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable;

                  (c) by RECO, if the Company Board or any committee thereof shall have (i) withdrawn, modified or amended in a manner adverse to RECO its approval or recommendation of the Merger or this Agreement, (ii) failed to include such recommendation in the Joint Proxy Statement, (iii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal other than the Merger, or (iv) caused the Company to enter into a Company Acquisition Agreement;

                  (d) by the Company, if the RECO Board or the OPCO Board or any committee of either of them thereof shall have (i) withdrawn, modified or amended in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or (ii) failed to include such recommendation in the Joint Proxy Statement;

                  (e) by the Company, if RECO or OPCO shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to RECO and OPCO of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to the Company of such breach);

                  (f) by the Company in accordance with Section 4.02(b), provided that it has complied with all provisions of Section 4.02;

                  (g) by the Company pursuant to 2.01(d)(v) or 2.01(d)(vi); and

                  (h) by RECO, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that neither RECO nor OPCO is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to RECO of such breach).

                  7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or RECO as provided in Section 7.01, this Agreement, other than the provisions of Section 3.01(k), Section 3.02(j),
Section 5.02, Section 5.06, this Section 7.02 and Article VIII, will forthwith become void and have no effect, without any liability or obligation on the part of RECO, the Company or OPCO, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  7.03 Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the RECO/OPCO Shareholder Approvals; provided, however, that, after any such approval, there may not be made any amendment that by Law requires further approval by the shareholders of the Company, RECO or OPCO without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         7.04 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreements or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

         7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 will, in order to be effective, require, in the case of RECO, OPCO or the Company, action by its Board of Directors or a duly authorized committee thereof.


VIII.      GENERAL PROVISIONS

         8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

                (a)      if to RECO, to:

                      Meditrust Corporation
                      197 First Avenue
                      Needham, MA 02194
                      Attn: Chief Executive Officer

                      with copies to:

                      Goodwin, Procter & Hoar  LLP
                      Exchange Place
                      Boston, MA  02109
                      Attn:    Gilbert G. Menna, P.C. and
                               David W. Watson, Esq.

                (b)      if to OPCO, to:

                      Meditrust Operating Company
                      197 First Avenue
                      Needham, MA 02194
                      Attn: Chief Executive Officer

                      with copies to:

                      Goodwin, Procter & Hoar  LLP
                      Exchange Place
                      Boston, MA  02109
                      Attn:  Gilbert G. Menna, P.C. and
                             David W. Watson, Esq.

                (c)      if to the Company, to:

                      La Quinta Inns, Inc.
                      112 E. Pecan Street
                      San Antonio, TX 78299
                      Attn: Chief Executive Officer

                      with a copy to:

                      Latham & Watkins
                      633 West Fifth Street, Suite 4000
                      Los Angeles, California 90071
                      Attn:  John M. Newell, Esq.
                             Edward Sonnenchein, Jr., Esq.


                  8.03  Certain Definitions.  For purposes of this Agreement:

                  (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

                  (b) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Company or RECO, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

                  (c) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

                  (d) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers (as listed in the last proxy statement or registration statement of such Person filed with the SEC or, if any such listed officer is no longer employed by such Person, the successor to such officer's responsibilities) after reasonable inquiry.

                  8.04 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                  8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the confidentiality agreements previously executed between the parties hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.12 are not intended to confer upon any Person other than the parties any rights or remedies.

                  8.07 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

                  8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  8.09 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the District of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the District of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, RECO, OPCO and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        MEDITRUST CORPORATION



                                        By: /s/ DAVID F. BENSON
                                            ------------------------------------
                                            Name:   David F. Benson
                                            Title:  President


                                        MEDITRUST OPERATING COMPANY



                                        By: /s/ MICHAEL J. BOHNEN
                                            ------------------------------------
                                            Name:   Michael J. Bohnen
                                            Title:  Secretary


                                        LA QUINTA INNS, INC.



                                        By: /s/ GARY L. MEAD
                                            ------------------------------------
                                            Name:   Gary L. Mead
                                            Title:  President and Chief
                                                    Executive Officer